UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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UTi Worldwide Inc.

(Name of Registrant as Specified In Its Charter)

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UTi WORLDWIDE INC.

9 Columbus Centre, Pelican Drive	c/o UTi Services, Inc.
Road Town, Tortola	100 Oceangate Boulevard, Suite 1500
British Virgin Islands	Long Beach, CA 90802 USA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

We cordially invite you to attend the 2008 Annual Meeting of Shareholders of UTi Worldwide Inc. to be held in UTi’s Long Beach Solutions Center located at 100 Oceangate Boulevard, Suite 1500, Long Beach, California 90802, USA, on Monday, June 9, 2008 at 9:00 A.M. (California time) for the following purposes:

1. To elect one class “B” director to our Board of Directors for a term of three years and until his successor is duly elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as independent registered public accountants of the Company; and

3. To transact such other business as may properly come before the annual meeting or any postponement(s) or adjournment(s) thereof.

Our Board of Directors has fixed May 2, 2008 as the record date for determining the shareholders entitled to vote at the meeting.

A proxy solicited by our Board of Directors, together with our proxy statement and a copy of our 2008 annual report to shareholders are enclosed herewith. Whether or not you plan to attend the annual meeting, please sign, date and return the proxy promptly in the enclosed reply envelope provided for that purpose. You may also vote by telephone or by Internet by following the instructions on your proxy card. This will not prevent you from voting in person at the meeting, but will assure your vote is counted if you are unable to attend. YOUR VOTE IS VERY IMPORTANT.

By order of the Board of Directors

Lance E. D’Amico
Secretary

Long Beach, California
May 12, 2008

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on June 9, 2008

This proxy statement and our Annual Report to Shareholders are available on-line at www.envisionreports.com/UTIW.

YOUR VOTE IS IMPORTANT

WHETHER YOU OWN A FEW OR MANY SHARES AND WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO DATE, SIGN AND RETURN YOUR PROXY OR VOTE VIA TELEPHONE OR THE INTERNET PROMPTLY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED.

UTi WORLDWIDE INC.

9 Columbus Centre, Pelican Drive	c/o UTi, Services, Inc.
Road Town, Tortola	100 Oceangate Boulevard, Suite 1500
British Virgin Islands	Long Beach, CA 90802 USA

PROXY STATEMENT

The Board of Directors of UTi Worldwide Inc. (the “Company” or “UTi”) is soliciting proxies to be voted at the 2008 Annual Meeting of Shareholders of the Company to be held on Monday, June 9, 2008 at the Company’s Long Beach Solutions Center located at 100 Oceangate Boulevard, Suite 1500, Long Beach, California 90802, USA, at 9:00 A.M., California time, and at any adjournment(s) or postponement(s) thereof (the “Annual Meeting” or the “Meeting”), for the purposes set forth in the accompanying notice of annual meeting of shareholders and described herein. This proxy statement and the accompanying form of proxy are first being mailed to the Company’s shareholders on or about May 12, 2008.

The Board of Directors of the Company (the “Board of Directors” or the “Board”) has fixed the close of business on May 2, 2008 as the record date (the “Record Date”) for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof. As of the Record Date, there were 99,517,068 ordinary shares, no par value (the “Ordinary Shares”) outstanding (not including 1,157,706 shares held in treasury).

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who may vote?

You may vote if our records indicate that you owned Ordinary Shares at the close of business on May 2, 2008, the Record Date. Each Ordinary Share (other than those held in treasury) carries the right to one vote with respect to each matter to be voted on at the Annual Meeting.

You may own Ordinary Shares in several different ways. If your Ordinary Shares are represented by one or more share certificates registered in your name, then you are a holder of record. If your Ordinary Shares are held by a broker, bank or other nominee (that is, in “street name”), then you must obtain a proxy form from the institution that holds the shares and follow the instructions included on that form regarding how to instruct the broker, bank or other nominee to vote the shares.

What am I voting on?

In addition to such other matters of business as may properly come before the Annual Meeting or any postponement or adjournment thereof, you are being asked to vote on the following two proposals:

1. The election of one class “B” director to our Board of Directors for a term of three years; and

2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ending January 31, 2009.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote “FOR” the election of Leon J. Level, the nominated class “B” director, to the Board of Directors; and “FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ending January 31, 2009.

How do I vote?

We encourage you to vote promptly. You may vote in one of the following ways:

By Mail.  If you are a holder of record and are located in the U.S., you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you are located outside the U.S., you should add the necessary postage to the enclosed envelope to assure delivery. In order to ensure that your vote is received on or prior to the date of the Annual Meeting, we recommend that your proxy card be returned to us by overnight mail.

By Telephone.  If you are a holder of record and are located in the U.S. or Canada, you can vote your proxy by calling the toll-free telephone number on the proxy card. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card. If you are located outside the U.S. or Canada, please contact the Secretary of the Company at 1-562-552-9400 (collect) for information on how you can vote by telephone.

By Internet.  If you are a holder of record, you can also vote your proxy by the Internet. The enclosed proxy card indicates the website you may access for Internet voting. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. You may incur costs such as telephone and Internet access charges if you vote by the Internet.

At the Annual Meeting.  The way you vote your Ordinary Shares now will not limit your right to change your vote at the Annual Meeting if you attend in person. If you attend the Meeting, we will give you a ballot when you arrive. However, if you hold shares through a broker, bank or other nominee, you must provide a legal proxy from such broker, bank or nominee evidencing your authority to vote shares that the institution or other nominee held for your account at the close of business on the Record Date. You must contact your broker, bank or other nominee directly in advance of the Annual Meeting to obtain a legal proxy.

Whether or not you attend the Annual Meeting, if your Ordinary Shares are held by a broker, bank or other nominee in “street name,” then you must obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct the broker to vote your shares.

If you sign and return your proxy without any voting instructions, your shares will be voted as the Board of Directors recommends. If you have any questions regarding how to vote, please contact the Secretary of the Company at 1-562-552-9400 (collect).

Can I change my vote?

You may change your vote ay any time prior to the vote at the Annual Meeting. You may revoke any proxy given pursuant to this solicitation at any time before it is exercised at the Annual Meeting by taking any of the following actions:

•	delivering written notice to the Secretary of the Company by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Meeting; or

•	attending the Annual Meeting and voting in person, although attendance at the Meeting will not, by itself, revoke a proxy.

If you are a holder of record, you may obtain a new proxy card by contacting the Secretary of the Company at 100 Oceangate Boulevard, Suite 1500, Long Beach, California 90802, USA, telephone 1-562-552-9400 (collect). If your shares are held in “street name,” you may obtain a new voting instruction form by contacting your broker, bank or other nominee.

How will my shares be voted?

Any proxy which you return properly completed and which is not revoked will be voted as you direct. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card(s) will vote “FOR” the election of the Board of Directors’ nominee for Class “B” director and for the ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants of the Company. In the event such nominee is unable to or declines to serve as a director at the time of the Annual Meeting (which is not anticipated), the persons named in the enclosed proxy will vote for the election of such person or persons as may be designated by the present Board of Directors, if any. As to any other business or matters which might otherwise properly come before the Annual Meeting, the proxy holders will vote in accordance with their best judgment, although the Company does not presently know of any such other business.

How many shares must be present to hold the meeting?

Ordinary Shares will be counted as present at the Annual Meeting if the shareholder is present and votes in person at the Meeting or has properly submitted a proxy. A majority of the Company’s outstanding Ordinary Shares entitled to vote as of the Record Date must be present in person or by proxy at the Annual Meeting in order to hold the Meeting and conduct business. This is called a quorum.

How many votes are required to approve each proposal?

In the election of directors, the nominee receiving the highest number of votes “FOR” election as a director at the Meeting will be elected as a director to serve a three-year term expiring at the annual meeting in 2011 and until his successor is duly elected and qualified. This number is called a plurality. Regarding the ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants of the Company, the affirmative vote of a majority of the Ordinary Shares present in person or by proxy at the Annual Meeting and voting on the proposal is required for approval.

How will abstentions and broker non-votes be treated?

A broker non-vote may occur when a nominee holding Ordinary Shares for a beneficial owner does not vote on a proposal because such nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions and broker non-votes will be counted for purposes of determining the existence of a quorum at the Annual Meeting. Abstentions and broker non-votes will have no effect on the voting with respect to any proposal as to which there is an abstention or broker non-vote.

Who will pay the cost of this proxy solicitation?

The expenses of soliciting proxies for the Annual Meeting are to be paid by the Company. Solicitation of proxies may be made by means of telephonic, facsimile, telegraphic or other communications with shareholders or their personal representatives by directors, officers and employees of the Company who will not be specially compensated for such services. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this proxy statement to shareholders whose Ordinary Shares are held of record by such entities. Although we have no present plans to do so, we may retain a proxy solicitation firm to assist in the solicitation of proxies by mail, personally, by telephone, telegraph, facsimile or other means of communication. If we retain a proxy solicitation firm, we estimate such firm’s fees would be less than $5,000, plus out-of-pocket expenses.

How can I get electronic access to proxy materials?

This proxy statement and our Annual Report to Shareholders are available on-line at www.envisionreports.com/UTIW.

May shareholders nominate directors or bring other proposals before the Annual Meeting?

The Company’s Articles of Association set forth certain procedures relating to the nomination of directors by shareholders and no shareholder submitted a nominee for possible election as a director at the Annual Meeting in accordance with these procedures, which we refer to as the Nomination Procedures. For information related to application of the Nomination Procedures for the 2009 annual meeting, see the discussion which appears later in this proxy statement under the caption “Submission of Shareholder Proposals and Director Nominations for the 2009 Annual Meeting.”

The Company’s Articles of Association also set forth certain procedures relating to shareholders properly bringing business before the Annual Meeting and no shareholder submitted a proposal for consideration at the Annual Meeting in accordance with these procedures, which we refer to as the Proposal Procedures. For information related to the application of the Proposal Procedures for the 2009 annual meeting, see the discussion which appears later in this proxy statement under the caption “Submission of Shareholder Proposals and Director Nominations for the 2009 Annual Meeting.”

How can I attend the Annual Meeting?

Attendance at the Annual Meeting is limited to shareholders and holders of valid proxies. You may be asked to present a valid form of government-issued personal identification such as a driver’s license or passport. Cameras and other recording devices will not be permitted at the Annual Meeting. If your Ordinary Shares are held in street name and you would like to attend the Annual Meeting, you should ask the broker, bank, trust or other nominee which holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We intend to publish the final results in our quarterly report on Form 10-Q for the fiscal quarter ending July 31, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table contains certain information regarding all persons and entities known by us to beneficially own more than 5% of our outstanding Ordinary Shares, each of our directors, each of the executive officers named in the Summary Compensation Table included herein under the caption “Compensation of Executive Officers” (we refer to these executive officers as the “Named Executive Officers”) and all of our current directors and executive officers as a group. The Company believes the persons and entities named below hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated in the footnotes. The information with respect to each person or entity specified is as supplied or confirmed by such person or entity, is based upon statements filed with the Securities and Exchange Commission (the “SEC”) or is based upon the knowledge of the Company, and is as of April 30, 2008 unless otherwise indicated in the footnotes.

	Amount and Nature of
	Beneficial Ownership(1)
	Number of
	Ordinary Shares	Right to	Percent of
Name	Owned(1)	Acquire(2)	Class(1)(2)

Union-Transport Holdings Inc.(3)	5,439,675	—	5.5%
PTR Holdings Inc.(4)	8,231,825	—	8.3%
T Rowe Price Associates, Inc.(5)	10,914,770	—	11.0%
FMR LLC(6)	7,898,965	—	8.0%
TimesSquare Capital Management, LLC(7)	5,147,927	—	5.2%
Class “A” Directors:
C. John Langley, Jr.	3,497	47,707	*
Allan M. Rosenzweig	24,186	20,707	*
Class “B” Directors:			*
Leon J. Level	3,000	29,893	*
J. Simon Stubbings	40,451	30,140	*
Class “C” Directors:
Brian D. Belchers(8)	5,665	—	*
Roger I. MacFarlane(9)	2,068,958	584,644	2.7%
Matthys J. Wessels(10)	3,952,159	107,486	4.1%
Other Named Executive Officers:
John Hextall	59,544	127,470	*
Gene Ochi	37,858	306,495	*
Lawrence Samuels	3,208	395,505	*
All directors and executive officers as a group (13 persons)(11)	6,204,141	1,640,074	7.8%

*	Less than one percent.

(1)	More than one person may be deemed to be a beneficial owner of the same securities as determined in accordance with the rules of the SEC. In certain cases, voting and investment power may be shared by spouses under applicable law. The inclusion of shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or for any other purpose.

(2)	Indicates shares which the person or group has the right to acquire within 60 days of April 30, 2008. For employees (Messrs. MacFarlane, Wessels, Hextall, Ochi and Samuels), the shares listed in this column may be acquired upon the exercise of stock options. For Messrs. Langley, Rosenzweig, Level and Stubbings, 45,000, 18,000, 18,000 and 27,000 of the shares indicated in this column, respectively, may be acquired pursuant to the exercise of stock options. In addition to stock options, the shares indicated in this column for Messrs. Langley, Rosenzweig, Level and Stubbings include restricted share units awarded pursuant to the 2004 Non-Employee Directors Share Incentive Plan (the “Directors Incentive Plan”), which units represent the right to acquire 2,707, 2,707, 2,707 and 3,140 Ordinary Shares, respectively. Also included in this column for Mr. Level are 9,186 shares which are subject to his right to defer receipt of such shares pursuant to the terms of the Directors Incentive Plan. For all directors and executive officers as a group, the Ordinary Shares indicated in this column include an aggregate of 1,645,074 shares that may be acquired upon the exercise of stock options and an aggregate of 11,261 shares underlying restricted share units, in each case including options and restricted share units disclosed in the previous sentences.

(3)	Based on an amendment to Schedule 13D filed with the SEC on December 21, 2007, Union-Transport Holdings Inc. (“UT Holdings”) is the beneficial owner of the shares indicated in the above table. UT Holdings’ business address is 9 Columbus Centre, Pelican Drive, Road Town, Tortola, British Virgin Islands. According to such amendment, UT Holdings has sole voting power over 1,533,988 of the Ordinary Shares listed in the above table and sole investment and dispositive power over all of the 5,439,675 shares listed in the table. PTR Holdings Inc. (“PTR Holdings”) is the owner of approximately 71.8% of the outstanding voting securities of UT Holdings. The remaining 28.2% of the outstanding securities of UT Holdings are held by or for the benefit of the Anubis Trust (a trust organized under the laws of the Guernsey Islands, originally established in 1987 pursuant to an anti-Apartheid divestiture law then applicable to a predecessor corporation to some of the Company’s South African operations), which has an independent trustee and an independent protector. Pursuant to a separate voting arrangement (which does not confer investment or dispository power over the shares) between UT Holdings and PTR Holdings, UT Holdings agreed to vote a portion of the Ordinary Shares that it holds of record as directed by PTR Holdings in proportion to PTR Holdings’ interest in UT Holdings.

(4)	Based on an amendment to Schedule 13D filed with the SEC on December 21, 2007, of the shares listed in the above table, 2,792,150 Ordinary Shares are held directly by PTR Holdings and 5,439,675 Ordinary Shares are beneficially owned by UT Holdings. PTR Holdings’ business address is 9 Columbus Centre, Pelican Drive, Road Town, Tortola, British Virgin Islands. According to such amendment, PTR Holdings has sole voting power over 866,655 of the Ordinary Shares listed in the above table and sole investment and dispositive power over the 8,231,825 Ordinary Shares. PTR Holdings is indirectly owned by holding companies indirectly controlled by Mr. Wessels, Mr. MacFarlane and Peter Thorrington, a former officer and director of the Company, and by the Anubis Trust. Pursuant to separate voting arrangements between PTR Holdings and certain of its shareholders, PTR Holdings agreed to vote a portion of the Ordinary Shares owned of record by PTR Holdings and the portion of the Ordinary Shares owned of record by UT Holdings which PTR Holdings may vote by virtue of the voting arrangement between PTR Holdings and UT Holdings described in footnote 3 above, as directed by those shareholders of PTR Holdings in proportion to their respective interests in PTR Holdings. According to the amendment to Schedule 13D, Messrs. MacFarlane, Thorrington and Wessels, indirect shareholders of PTR Holdings, have voting power (but not investment or dispository power) over the following Ordinary Shares as a result of such voting arrangements:

Number
Shareholders	of Shares

Mr. MacFarlane	1,449,896
Mr. Thorrington	1,449,896
Mr. Wessels	1,718,665

PTR Holdings disclaims beneficial ownership of the Ordinary Shares held by UT Holdings. Each of Messrs. MacFarlane, Thorrington and Wessels disclaim beneficial ownership of the Ordinary Shares held by PTR Holdings to the extent such holdings exceed the number of shares that may be indirectly voted by them and disclaim any pecuniary interest in any shares beneficially held by PTR Holdings.

(5)	The number of shares is based on an amendment to Schedule 13G filed with the SEC on February 12, 2008 by T. Rowe Price Associates, Inc. (“Price Associates”). Price Associates’ business address, as listed in the amendment to Schedule 13G, is 100 E. Pratt Street, Baltimore, Maryland, 21202. According to the amended Schedule 13G, the ultimate power to direct receipt of dividends from, and the proceeds from the sale of, such securities is vested in the individual and institutional clients which Price Associates serves as investment adviser. According to the amended Schedule 13G, any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time and Price

Associates has sole voting power with respect to 2,850,970 shares and sole dispositive power with respect to 10,914,770 Ordinary Shares.

(6)	The number of shares is based on an amendment to Schedule 13G filed with the SEC on February 14, 2008 by FMR LLC (“FMR”). FMR’s business address, as listed in the amendment to Schedule 13G, is 82 Devonshire Street, Boston, Massachusetts, 02109. According to the amendment to the Schedule 13G, (i) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, is the beneficial owner of 6,613,101 Ordinary Shares as a result of acting as investment adviser to various investment companies (the “Fidelity Funds”) registered under Section 8 of the Investment Company Act of 1940, (ii) Mr. Edward C. Johnson 3d, chairman of FMR, and FMR, through its control of Fidelity Management & Research Company, each has sole power to dispose of the 6,613,101 Ordinary Shares owned by the Fidelity Funds, but the power to vote such shares resides with the Fidelity Funds’ Board of Trustees, (iii) Fidelity International Limited, is the beneficial owner of 900 Ordinary Shares, (iv) Mr. Johnson and FMR, through its control of Fidelity Management Trust Company, have sole dispositive power and sole power to vote or direct the voting of 31,200 Ordinary Shares, (v) Pyramis Global Advisors Trust Company (“Pyramis”), an indirect wholly-owned subsidiary of FMR and a bank, is the beneficial owner of 1,284,964 Ordinary Shares, and (vi) each of Mr. Johnson and FMR, through its control of Pyramis, has sole dispositive power over 1,284,964 Ordinary Shares and sole power to vote or direct the voting of 1,113,564 Ordinary Shares.

(7)	The number of shares is based on a Schedule 13G filed with the SEC on February 4, 2008 by TimesSquare Capital Management, LLC (“TimesSquare”). TimesSquare’s business address, as listed in the Schedule 13G, is 1177 Avenue of the Americas, 39th Floor, New York, NY 10036. According to the Schedule 13G, all of the shares are owned by investment advisory clients of TimesSquare, and TimesSquare has sole voting and dispositive power with respect to all of the shares in its role as investment adviser.

(8)	The shares indicated in the table for Mr. Belchers include 2,707 restricted shares awarded to Mr. Belchers at the 2007 annual meeting pursuant to the Directors Incentive Plan. In connection with this award, Mr. Belchers has made an election under Section 83(b) of the Internal Revenue Code.

(9)	Includes the 1,449,896 Ordinary Shares which Mr. MacFarlane would have the power to vote pursuant to the voting arrangements described in footnote (4) above. Excludes 570,210 Ordinary Shares held for the benefit of an irrevocable trust established for Mr. MacFarlane’s descendants as Mr. MacFarlane disclaims beneficial ownership of such shares.

(10)	Includes 2,184,642 Ordinary Shares held by a holding company indirectly controlled by Mr. Wessels. Also includes the 1,718,665 Ordinary Shares which Mr. Wessels would have the power to vote pursuant to the voting arrangements described in footnote (4) above.

(11)	The number of shares owned includes the Ordinary Shares which Messrs. Wessels and MacFarlane would have voting power over by virtue of the voting arrangements described in footnotes (4), (9) and (10) above.

ELECTION OF DIRECTORS
(PROPOSAL 1)

Pursuant to our Articles of Association, which provide for a “classified” board of directors, one person, Leon J. Level, has been nominated by our Board of Directors for election at the Annual Meeting to serve a three year term expiring at the annual meeting in 2011 and until his successor is duly elected and qualified.

Currently, we have a seven member Board of Directors divided into three classes. We currently have two Class “A” directors whose terms expire at the 2010 annual meeting of shareholders, three Class “C” directors whose terms expire at the 2009 annual meeting of shareholders, and two Class “B” directors whose terms expire at the Annual Meeting. During February 2008, the Company was notified that J. Simon Stubbings, who currently serves as a Class “B” director, will retire as of the close of the Meeting. Immediately following the Annual Meeting, our Board will be reduced to six members and Mr. Wessels is expected to be elected the Chairman of the Board.

Unless otherwise directed in the accompanying proxy, the persons named therein will vote for the election of the one Class “B” director nominee listed below. This nominee presently serves as a Class “B” director and has served continuously as a director of the Company since the date indicated in his biography below. In the event such nominee is unable to or declines to serve as a director at the time of the Annual Meeting (which is not anticipated), the persons named in the proxy will vote for the election of such person or persons as may be designated by the present Board of Directors, if any. The Board of Directors unanimously recommends a vote “for” the election of Mr. Level as a Class “B” director.

Information About Class “B” Director Nominee

The following table sets forth information regarding the nominee for election as a Class “B” director, including age on the date of the Annual Meeting and business experience during the past five years.

		Director
Name	Age	Since	Principal Occupation and Other Information

Leon J. Level	67	2001	Leon J. Level retired in 2006 from Computer Sciences Corporation (“CSC”), a New York Stock Exchange listed company. Mr. Level served as Corporate Vice President and Chief Financial Officer and a director of CSC from 1989 to 2006. Additionally, Mr. Level is a director of Allied Waste Industries, Inc. and Levi Strauss & Co. From 1981 to 1989, Mr. Level served as Vice President and Treasurer for Unisys Corporation (formerly Burroughs Corporation), and Mr. Level also served as Chairman of Unisys Finance Corporation. From 1971 to 1981, he served in a variety of financial positions with The Bendix Corporation, including Assistant Corporate Controller and Executive Director. Mr. Level is a Certified Public Accountant and began his career in 1963 at Deloitte & Touche LLP (formerly Haskins & Sells), rising to the level of Principal. He holds both a B.B.A. and M.B.A. degrees from the University of Michigan.

Information About Directors Whose Terms Continue

The following table sets forth similar information regarding the members of the Board of Directors who are designated either Class “A” or Class “C” directors and are continuing in office as directors of the Company:

Class “A” Directors — Terms Expiring at 2010 Annual Meeting

		Director
Name	Age	Since	Principal Occupation and Other Information

C. John Langley, Jr.	62	2003	C. John Langley, Jr. is The Supply Chain and Logistics Institute Professor of Supply Chain Management and a member of the faculty at the School of Industrial and Systems Engineering at the Georgia Institute of Technology. Dr. Langley is also director of Supply Chain Executive Programs at the Georgia Institute of Technology and serves as Executive Director of the Supply Chain Executive Forum. Prior to his September 2001 appointment with Georgia Tech, Dr. Langley served as a professor at the University of Tennessee from September 1973, where most recently he was the Dove Distinguished Professor of Logistics and Transportation. Dr. Langley is also a director of Forward Air Corporation. Dr. Langley received his Ph.D. from Pennsylvania State University.
Allan M. Rosenzweig	53	2000	Allan M. Rosenzweig is the chief executive officer of Ibex Financial Services LLC, a company active in the field of asset-backed finance which he founded in May 2005. Mr. Rosenzweig served as an Executive Vice President of Active International, a diversified marketing and business solutions provider, from January 2004 to May 2005. Mr. Rosenzweig served as Group Director — Corporate Finance of MIH Limited from 1996 to August 2002 and served as a director of MIH Limited from October 1997 to August 2002. From August 2002 to December 2003, Mr. Rosenzweig served as an independent consultant, although he did not provide any consulting services to the Company. Mr. Rosenzweig also serves as a director of Brait S.A., a company listed on the London Stock Exchange, Luxembourg Stock Exchange and Johannesburg Stock Exchange. From 1986 to 1996, Mr. Rosenzweig was the managing director of Intertax (Pty) Ltd., an international tax consultancy firm. Mr. Rosenzweig received a B.A., L.L.B. and H. Dip. Tax Law from the University of the Witwatersand in Johannesburg.

Class “C” Directors — Terms Expiring at 2009 Annual Meeting

		Director
Name	Age	Since	Principal Occupation and Other Information

Brian D. Belchers	62	2006	Brian D. Belchers has served as a director of Sage Publications, Inc. since 2005. Mr. Belchers also served as a consultant since January 2004, although he does not provide consulting services to the Company. From May 2000 to January 2004, Mr. Belchers served as Vice President of Cap Gemini, a management consulting firm. From October 1982 to May 2000, Mr. Belchers was a Partner at Ernst & Young LLP. Mr. Belchers, as a Rhodes Scholar, graduated with a Masters of Arts in political science and economics from Oxford University. Mr. Belchers received a Bachelor of Commerce degree from the University of Natal and was a qualified chartered accountant in South Africa.
Roger I. MacFarlane	63	1995	Roger I. MacFarlane has served as our Chief Executive Officer since May 2000 and has been a director since our formation in 1995. From 1995 to April 2000, Mr. MacFarlane served as our Chief Executive Officer of the Americas Region and was responsible for overseeing our operations in North and South America. From 1993 to 1995, Mr. MacFarlane served as the Chief Executive Officer of the Americas Division of one of our predecessor corporations, and was responsible for overseeing its operations in North and South America. Mr. MacFarlane received a Bachelor of Arts degree and an L.L.B. degree from the University of Cape Town.
Matthys J. Wessels	63	1995	Matthys J. Wessels was appointed as Vice Chairman of the Board of Directors in May 2004 and has served as one of our directors since our formation in 1995. Mr. Wessels served as our Chairman of the Board of Directors from January 1999 until May 2004 and also served as our Chief Executive Officer — African Region and a director from our formation in 1995 until March 2007. Mr. Wessels served as our Chief Executive Officer from 1998 to April 2000. From 1987 until January 2006, Mr. Wessels served as the Chairman of United Service Technologies Limited, a company which was publicly listed on the JSE Securities Exchange South Africa until December 2004. Mr. Wessels received a Bachelor of Science degree from the University of Natal and an M.B.A. from the University of Cape Town. In June 2008, Mr. Wessels is expected to retire from his day-to-day executive responsibilities and become Chairman of the Board after the conclusion of the Meeting.

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND COMMITTEES OF THE BOARD

Meetings of the Board and its Committees

The Board of Directors manages our business. It establishes overall policies and standards for the Company and reviews the performance of management. In addition, the Board has established an Audit Committee, a Compensation Committee and a Nominations and Corporate Governance Committee whose functions are briefly described below.

During the fiscal year ended January 31, 2008 (the “Fiscal Year” or “fiscal 2008”), the Board of Directors met six times.

Audit Committee.  The Audit Committee provides oversight of the (a) accounting and financial reporting process, (b) audits of the Company’s financial statements and internal control over financial reporting, (c) the Company’s compliance with certain legal and regulatory requirements, (d) the Company’s internal audit function and (e) the Company’s system of disclosure controls and internal controls. The members of the Audit Committee are Messrs. Level, who chairs the committee, Langley and Rosenzweig. The Board has determined that each member of the Audit Committee is independent, as defined in Rule 4200(a)(15) of the Nasdaq Stock Market Marketplace Rules (the “Nasdaq Rules”) and under Rule 10A-3 promulgated by the SEC. The Board of Directors has determined that Messrs. Level and Rosenzweig are “audit committee financial experts” for purposes of the rules and regulations of the SEC. Additionally, the Board has determined that each of Messrs. Langley, Level and Rosenzweig understands fundamental financial statements, including a balance sheet, income statement, and cash flow statement, and meets the other requirements for audit committee members prescribed by the Nasdaq Rules. The Audit Committee met nine times during fiscal 2008. The Audit Committee operates under a written charter adopted by the Board of Directors.

Compensation Committee.  The Compensation Committee is responsible for determining or recommending to the Board the compensation of the Company’s Chief Executive Officer, executive officers and certain other key employees. In addition, the Compensation Committee recommends general guidelines for compensating other selected employees of the Company. The members of the Compensation Committee are Messrs. Rosenzweig, who chairs the committee, Belchers, Level and Stubbings. Following the Annual Meeting, the members of the Compensation Committee will be Messrs. Rosenzweig, who will chair the committee, Belchers and, if elected as a director, Level. The Board has determined that each member of the Compensation Committee is an independent director as defined in the Nasdaq Rules. The Compensation Committee met nine times during the Fiscal Year. The Compensation Committee operates under a written charter adopted by the Board of Directors.

In accordance with the Compensation Committee’s charter, the committee has the authority, to the extent deemed necessary and appropriate for the fulfillment of its duties, to select, engage and determine the fees payable to independent counsel and other advisors (including compensation consultants). In accordance with this authority, for the fiscal years ended January 31, 2006, 2007 and 2008 the Compensation Committee directly retained Watson Wyatt Worldwide as an external consultant to provide information and advice on matters regarding trends in executive compensation, relative executive pay and benefits practices, relative assessment of pay of the Company’s executives to performance, and other topics as the Compensation Committee deemed appropriate.

Nominations and Corporate Governance Committee.  The Nominations and Corporate Governance Committee is responsible for selecting or recommending nominees for election to the Board of Directors and for monitoring and assessing compliance of the Company’s management and the Board of Directors, including committees thereof, with all corporate governance requirements applicable to the Company and recommending procedures for maintaining and improving such corporate governance of the Company to maintain shareholder confidence in the Company. The committee recommends to the Board those persons to be nominated for election on the Board who shall be submitted to the shareholders for election at each annual meeting and nominees to be appointed to fill vacancies and newly created directorships. The members of the Nominations and Corporate Governance Committee are Messrs. Stubbings, who chairs the committee, Belchers, Langley,

Level and Rosenzweig. Following the Annual Meeting, the members of the Nominations and Corporate Governance Committee will be Messrs. Belchers, who will chair the committee, Langley, Rosenzweig and, if elected a director, Level. The Board has determined that each member of the Nominations and Corporate Governance Committee is an independent director as defined in the Nasdaq Rules. The Nominations and Corporate Governance Committee met seven times during the Fiscal Year. The Nominations and Corporate Governance Committee operates under a written charter adopted by the Board of Directors.

Each of the incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and all committees of the Board on which he served during the Fiscal Year.

The charters for the Audit Committee, Compensation Committee and Nominations and Corporate Governance Committee are available at the Company’s website, www.go2uti.com. Information provided on the Company’s website, however, does not form a part of this proxy statement.

Governance

Director Independence.  The Board of Directors has determined that the following directors are “independent” as defined in the Nasdaq Rules: Messrs. Belchers, Langley, Level, Rosenzweig and Stubbings.

Director Nominations.  The nominee for Class “B” director was recommended to the entire Board by the Nominations and Corporate Governance Committee.

The charter for the Nominations and Corporate Governance Committee provides that the committee is to evaluate candidates for nomination to the Board, including those recommended by shareholders. Any shareholder who wishes to propose a candidate for consideration by the Nominations and Corporate Governance Committee should send a written notice to the attention of the members of the Nominations and Corporate Governance Committee as described below under “Shareholder Communication with Board Members.” Such notice should contain the information required by our Articles of Association for nominations by shareholders as described below under “Submission of Shareholder Proposals and Director Nominations for the 2009 Annual Meeting.” Candidates so proposed will be evaluated in the same manner as Board recommended candidates.

The Nominations and Corporate Governance Committee is responsible for developing, in consultation with all directors, a pool of potential director candidates for consideration in the event of a vacancy on the Board of Directors and advises the Board of Directors as to qualifications of potential candidates. In addition, the committee establishes criteria for the selection of new directors to serve on the Board of Directors. In identifying candidates, the Nominations and Corporate Governance Committee takes into account the factors it considers appropriate, including, but not limited to, (i) the goal that the Board of Directors, as a whole, consist of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a candidate as an “audit committee financial expert,” as that term is defined by the applicable rules of the SEC); (ii) individual characteristics and qualities, including strength of character, mature judgment, honesty, independence of thought and an ability to work collegially; and (iii) a balance of business interests and experience, relationships with management and ownership interests in the Company.

Other than as set forth above, there are no stated minimum criteria for director nominees, although the Nominations and Corporate Governance Committee may also consider such other factors as it deems are in the best interests of the Company and its shareholders. The committee believes, however, it is appropriate that at least one, and preferably more than one, member of the Board meet the criteria for an “audit committee financial expert” as defined in the applicable SEC rules and that a majority of the members of the Board qualify as “independent directors” under the applicable Nasdaq Rules. The Nominations and Corporate Governance Committee also believes it is appropriate for certain key members of the Company’s management to participate as members of the Board. The Committee has in the past engaged a third-party search firm to assist in the identification and evaluation of potential director nominees and may do so in the future.

Shareholder Communication with Board Members.  The Board has implemented a process by which shareholders may send written communications directly to the attention of the Board or any individual director.

The Company maintains contact information for its directors, both address and email, on its website, www.go2uti.com, under the heading “Corporate Governance.” By following the instructions, a shareholder will be given access to the Company’s mailing address and a link for providing email correspondence to Board members. Information on the Company’s website, however, does not form a part of this proxy statement. Shareholders who wish to communicate with the Board may also write to the Corporate Secretary, UTi Worldwide Inc., c/o UTi, Services, Inc., 100 Oceangate Boulevard, Suite 1500, Long Beach, CA 90802, USA.

Board Member Attendance at Annual Meetings.  The Company’s policy is to encourage its directors to attend the annual meetings of the shareholders of the Company; however, given the wide geographic dispersion of the directors, the Company does not require attendance of the directors at annual meetings. All of the Company’s directors attended the 2007 annual meeting.

Compensation of Directors

The following table provides information concerning the compensation of the Company’s non-executive directors for fiscal 2008. Directors who also are employees of the Company are not paid any fees or remuneration, as such, for their service on the Board or on any Board committee.

	Fees Earned or			Option	All Other
Non-Executive Directors	Paid in Cash	Stock Awards(1)		Awards	Compensation	Total

J. Simon Stubbings	$115,000	$83,337		$—	$—	$198,337
Leon J. Level	93,500	71,354	(2)	—	—	164,854
Allan M. Rosenzweig	92,500	71,354		—	—	163,854
C. John Langley, Jr.	79,000	71,354		—	—	150,354
Brian D. Belchers	75,000	71,354	(3)	—	—	146,354

(1)	The amounts set forth in this column are equal to the compensation cost recognized, or “expensed,” during fiscal 2008 for financial statement purposes (excluding forfeiture assumptions) in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R (revised 2004), Share Based Payment (SFAS No. 123R), and relate to restricted shares and restricted share units granted under the Non-Employee Directors Share Incentive Plan. Additional information related to the calculation of the compensation cost is set forth in Note 14 of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K relating to fiscal 2008.

On the date of the 2007 annual meeting of shareholders, the Company granted to each non-executive director an award equal to that number of restricted shares or restricted share units determined by dividing $75,000 by the closing price of the Ordinary Shares on the grant date (the date of the 2007 annual meeting). In addition, in the case of Mr. Stubbings in his role as Chairman of the Board, the Company granted an additional award equal to that number of restricted share units determined by dividing $12,000 by the closing price of the Ordinary Shares on the grant date (the date of the 2007 annual meeting).

(2)	In connection with his award, Mr. Level exercised his directors’ deferral rights pursuant to the terms of the Directors Incentive Plan. Mr. Level’s restricted shares which have been deferred will be distributed to him as follows: (a) in the event of his death or a change in control of the Company, immediately upon the occurrence of such event in one lump sum and (b) at such time as he ceases to be a member of the Board of Directors (excluding as a result of an event described in clause (a) above), in three equal installments, with one-third of the shares being distributed to him on each of the first three anniversaries of the date on which he ceased to be a director.

(3)	In connection with his award, Mr. Belchers received restricted shares instead of restricted share units and made an election under Section 83(b) of the Internal Revenue Code with regard to such shares.

The aggregate number of stock options and restricted shares or restricted share units outstanding for each non-executive director as of January 31, 2008 is indicated in the table below. The Company ceased granting stock options to non-employee directors after December 2003.

Non-Executive Directors	Stock Options(1)	RSUs

J. Simon Stubbings	27,000	3,140
Leon J. Level	18,000	11,893	(2)
Allan M. Rosenzweig	18,000	2,707
C. John Langley, Jr.	45,000	2,707
Brian D. Belchers	—	2,707	(3)

(1)	All stock options outstanding as of January 31, 2008 have fully vested.

(2)	In connection with each grant of RSUs, Mr. Level exercised his directors’ deferral rights pursuant to the terms of the Directors Incentive Plan. Mr. Level’s restricted deferred shares will be distributed to him as indicated in footnote (2) to the table above.

(3)	In connection with the award to Mr. Belchers in fiscal 2007, Mr. Belchers received restricted shares instead of restricted share units and made an election under Section 83(b) of the Internal Revenue Code.

The compensation policy for non-employee directors provides for the compensation described below. The policy may be changed at any time by an affirmative vote of the Board.

Cash Compensation.  During fiscal 2008, Mr. Stubbings, as the non-executive Chairman of the Board, received an annual retainer of $75,000 and was not entitled to receive any additional retainers for serving as the chairperson of any Board committees. Each of the other non-employee directors received an annual retainer of $35,000 for service on the Board. The chairpersons of the Audit Committee, Compensation Committee and Nominations and Corporate Governance Committee are entitled to receive an annual retainer of $12,000, $7,000 and $3,000, respectively. The other members of those committees are entitled to receive annual retainers of $7,000, $3,000 and $1,000, respectively. In addition, non-employee directors receive meeting fees of $2,000 for each Board meeting, attended in person or by telephone, and $1,500 for each committee meeting attended in person or by telephone.

Non-Employee Directors Share Incentive Plan.  The Directors Incentive Plan provides for the issuance of restricted shares, restricted share units, elective grants and deferred share units. 600,000 Ordinary Shares were reserved for issuance under this plan at the time of its adoption, subject to adjustments. The plan terminates on June 25, 2014.

On the date that each person first becomes a director who has not been an employee of the Company or any of its subsidiaries within the 12 months preceding such date, such director shall be entitled to receive an initial award of restricted share units (or, if determined by the Board, restricted shares) pursuant to the Directors Incentive Plan (an “Initial Award”). The number of either restricted share units or restricted shares contained in such Initial Award shall be determined by dividing $75,000 (or such other amount as determined by the Board in its sole discretion from time to time) by the closing price of the Ordinary Shares on the grant date (i.e. the date of the annual meeting or the date such director is first appointed as a director, as the case may be). In addition, on the date of each annual meeting, the Company will grant to each director who has not been an employee of the Company or any of its subsidiaries within the past 12 months preceding the date of the annual meeting (an “Eligible Director”) an award of that number of restricted share units (or, if determined by the Board, restricted shares) determined by dividing $75,000 (or such other amount as determined by the Board in its sole discretion from time to time) by the closing price of the Ordinary Shares on the date of the annual meeting, provided that the date of the annual meeting is not such director’s last day as a director (an “Automatic Award”).

The Directors Incentive Plan also provides for “Chairman Awards” to be granted at each annual meeting to the Company’s Chairman of the Board if the Chairman of the Board is then an Eligible Director. The number of restricted share units (or, if determined by the Board, restricted shares) which constitute a Chairman Award is determined by dividing $12,000 (or such other amount as determined by the Board in its sole discretion from time to time) by the closing price of the Ordinary Shares on the date of the annual meeting, provided that the date of the annual meeting is not such director’s last day as both an Eligible Director and Chairman of the Board. Chairman Awards are in addition to any Initial Awards or Automatic Awards which an Eligible Director may otherwise be entitled to receive under the Directors Incentive Plan.

All restricted shares shall vest, and all restricted share units shall vest and convert into Ordinary Shares, on the date immediately preceding the next year’s annual meeting, subject to the directors’ deferral rights, provided that the director is an “Eligible Director” on the vesting date. If the annual meeting for such year is delayed by more than 30 days from the anniversary date of the prior year’s annual meeting, then the award vests on such 30th day. Eligible Directors are also entitled to receive an amount equal to the per share cash dividend paid on Ordinary Shares on the number of restricted share units or restricted shares held by such directors. Granted but unvested units or shares are forfeited if the director is no longer an Eligible Director. On the date of the Company’s annual meeting in 2007, each of Messrs. Belchers, Langley, Level and Rosenzweig were awarded 2,707 restricted share units (in the case of Mr. Belchers, restricted shares), and Mr. Stubbings was awarded 3,140 restricted share units, pursuant to the Directors Incentive Plan. Such awards will vest on the date immediately preceding the Annual Meeting.

In addition, Eligible Directors may elect pursuant to the Directors Incentive Plan to receive all or a portion of their cash compensation in the form of restricted shares and may further elect to defer receipt of such restricted shares. To date, none of the directors have elected to receive such shares.

Non-Executive Director Stock Ownership Guidelines

The Company’s Non-Executive Director Stock Ownership Guidelines recommend that each non-executive director own, within five years of becoming subject to the guidelines, an amount of Ordinary Shares having a value equal to three times the annual retainer component of the non-executive director’s compensation, determined using the closing price of an Ordinary Share as of the date the director becomes subject to the guidelines and the annual retainer amount in effect on such date. Current directors became subject to the policy on its effective date, January 1, 2008, and new directors will become subject to the policy on the date he or she joins the Board. Once established, a director’s ownership guideline generally does not change as a result of fluctuations in the price of an Ordinary Share or changes in the annual retainer amount. The ownership guideline is satisfied by Ordinary Shares owned outright by the director or his or her immediate family members, Ordinary Shares underlying vested stock options and Ordinary Shares represented by vested restricted shares.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion & Analysis

Executive Summary.  The compensation program for our senior executives is designed to attract, retain, incentivize, and reward talented executives who contribute to our Company’s growth and success and thereby build value for our shareholders over the long term. The Compensation Committee believes that the Company’s compensation policies should reflect the value created for shareholders by the Company’s senior executives and support the business strategies and long-term plans of the Company. In pursuit of these goals, the committee has established the following guiding principles for the Company’s executive compensation programs:

•	Competitiveness and Fairness — All components of compensation should be set competitively as compared to appropriate peer companies so that the Company can continue to attract, retain and motivate high performing executive talent. All components of compensation should also be fair from an internal pay equity perspective.

•	Pay for Performance — A portion of compensation should be tied to the performance of the individual senior executive, his or her specific business unit or function, and the Company’s overall performance.

•	Accountability for Short and Long-Term Performance — Annual incentive bonuses and long-term equity-based incentives should reward an appropriate balance of short- and long-term financial and strategic business results, with an emphasis on managing the business for the long-term.

•	Alignment with Shareholders’ Interests — Long-term equity-based incentives should align decision-making with the interests of the Company’s shareholders. The Company’s approach to compensating executives is intended to not only attract and retain individuals qualified to manage and lead the Company but also motivate them by promoting achievement of the Company’s strategic and financial goals and, ultimately, deliver positive shareholder returns over the long run.

The Company’s executive compensation program currently contains the following key components:

•	Base salary;

•	Incentive bonus;

•	Long-term equity-based incentives;

•	Generally-applicable employee benefits; and

•	Employment agreements and severance provisions.

These components comprise a performance-based executive compensation program, particularly because two components — incentive bonus and long-term equity-based incentive compensation — are strongly tied to performance, whether Company or individual. We believe that the employment agreements and severance provisions are competitive and are intended to attract and retain effective leaders.

With respect to actual realized compensation in relation to corporate performance, senior executive pay-for-performance alignment is strong. Details of the Company’s degree of executive pay-for-performance are also discussed further under the caption “Pay-for-Performance Analysis” below.

This “Compensation Discussion and Analysis” section generally focuses on the fiscal 2008 and fiscal 2009 executive compensation program for the Company’s Named Executive Officers, which include the following five senior executives: Roger I. MacFarlane (Chief Executive Officer); Matthys J. Wessels (Vice Chairman); John S. Hextall (Executive Vice President; President, Global Freight Forwarding); Gene Ochi (Executive Vice President and Chief Marketing Officer); and Lawrence R. Samuels (Executive Vice President and Chief Financial Officer). The term “fiscal 2008” refers to the Company’s fiscal year ended January 31, 2008, and the term “fiscal 2009” refers to the Company’s fiscal year ending January 31, 2009.

Summary of the Company’s Executive Compensation Program Components.

Base salary	Compensates executives for performing requirements of their position and provides executives with a level of cash-income predictability and stability with respect to a portion of their total direct compensation.

Incentive bonus	Intended to motivate executives to achieve annual performance goals and reinforce the Company’s pay-for-performance philosophy. Incentive bonuses are typically paid in cash.

Long-term equity-based incentive compensation	Intended to align a significant portion of executives’ compensation with long-term performance of the Company and its Ordinary Shares while enhancing executive retention. Long-term incentive compensation is generally comprised of annual grants of restricted share units and performance-vested restricted share units.

Generally-applicable employee benefits	Depending on where an executive is based, may include benefits such as a 401(k) savings plan, medical, dental, life and disability insurance, dependent care and healthcare flexible spending account, and employee assistance program benefits that are generally available to all employees in the same location as the executive and are intended to attract and retain employees while providing them with retirement and health and welfare security.

Employment agreements and severance provisions	Intended to attract and retain executives. Furthermore, employment agreements are intended to provide clarity of role and terms of employment for both the Company and the executives; severance provisions are intended to provide income protection in the event of involuntary, not-for-cause terminations, including in connection with a change of control of the Company.

Additional details concerning the three primary components of our compensation program (base salary, incentive bonus and long-term equity based incentives) as they pertain to the Named Executive Officers, are provided further under the caption “Primary Components of Compensation” below.

Role of the Compensation Committee in Determining Executive Compensation.  Our Board of Directors has generally delegated all compensation-related matters to our Compensation Committee. The Compensation Committee determines the targeted levels of compensation of the Company’s chief executive officer, executive officers and regional presidents, who we refer to collectively as “senior executives.” In fulfilling these duties, the committee considers a number of factors, including (i) an evaluation of Mr. MacFarlane’s performance and evaluations of the performance of our other senior executives, (ii) consultation with the committee’s independent compensation consultant, (iii) comparison to the latest available peer group data and other objective data, (iv) consideration of the impact of new regulations (such as Internal Revenue Code Section 409A), (v) equity holdings of the executives and the desire to align the interest of the executives with those of the shareholders and (vi) analysis of compensation trends and practices in industries where our Company competes for qualified executive talent. The Compensation Committee determines whether or not our compensation programs have met their goals primarily by analyzing total compensation paid relative to the overall performance of individual executives and the overall financial performance of our Company.

Independent Consultant Review of Executive Compensation.  In accordance with the Compensation Committee’s charter, the committee has the authority, to the extent deemed necessary and appropriate for the fulfillment of its duties, to select, engage and determine the fees payable to independent counsel and other advisors (including compensation consultants). In accordance with this authority, in fiscal 2006, 2007 and 2008 the Compensation Committee directly retained Watson Wyatt Worldwide (“Watson Wyatt”) as an external consultant to provide information and advice on matters regarding trends in executive compensation, relative executive pay and benefits practices, relative assessment of pay of the Company’s executives in relation to corporate performance, and other topics as the Compensation Committee deemed appropriate. Watson Wyatt is independent of the Company and reports directly to the Chair of the Compensation Committee. When appropriate, the committee will have discussions with Watson Wyatt without management present to ensure impartiality. From time to time, with the prior permission of the Compensation Committee, Watson Wyatt has and may in the future provide advice and assistance to the senior executives of the Company.

Benchmarking and Peer Group.  To assess competitive positioning of the Company’s executive compensation program, the “market” is defined as those companies with which the Company competes for executive talent, business in the domestic and global marketplace, and investor capital. This group generally includes freight forwarding, transportation services and logistics services companies, as well as companies from broader service sectors. Furthermore, such companies should be of a comparable size and asset base to the Company (i.e., within a reasonable comparable range on such factors as annual revenue, market capitalization and total assets).

For compensation decisions made with respect to fiscal 2008 and fiscal 2009, with the assistance of Watson Wyatt, the Compensation Committee analyzed compensation market data from the following survey sources:

•	Watson Wyatt’s 2007/2008 Industry Report on Top Management Compensation

•	Mercer’s 2007 Executive Compensation Survey — General Industry

In analyzing this information, the committee focused on companies in service industries with revenues between $1 billion and $2 billion, for the compensation decisions made with respect to fiscal 2008, and with revenues between $2 billion and $4 billion, for the compensation decisions made with respect to fiscal 2009. The committee increased the corporate revenue assumption for fiscal 2009 because of the Company’s rapid growth and in light of increases in the Company’s gross and net revenues for fiscal 2008. For the purposes of evaluating the compensation levels of operating executives, the committee focused on service companies with net revenues approximating the size of the relevant UTi region or operating unit.

In addition to analyzing relevant market data from published compensation surveys, the committee surveys the compensation practices of the Company’s peers (the “comparable company group”). The committee evaluates the list of peers from time to time and adjusts the list as appropriate. This comparable company group generally includes freight forwarding, transportation services and logistics services companies. For compensation awarded in fiscal 2008, the peer group consisted of the following:

Peer Group
Abx Air Inc.
CH Robinson Worldwide Inc.
Con-Way Inc.
EGL Inc.
Expeditors International Washington Inc.
Hub Group Inc.
Pacer International.
Park Ohio Holdings Corp.
Ryder System Inc.

For compensation decisions with respect to fiscal 2009, the peer group was the same with the exception that EGL Inc. was excluded because it was no longer a public company.

The Compensation Committee uses comparisons to the peer group to establish a point of reference to determine whether and to what extent it is creating competitive levels of compensation for our executives. The Compensation Committee compares numerous elements of executive compensation (i.e., base salaries, annual incentive compensation, and equity-based incentives) to establish whether its proposed compensation programs are competitive with those offered by members of the peer group.

The committee strives to set compensation targets that are competitive with relevant market data and our peer group. For base salary, as well as target award opportunities for incentive compensation and long-term equity, the committee generally targets, on average, the 50th percentile of compensation reflected in the benchmarking and peer group data discussed above. “Target award opportunities” represent the incentive and equity-based compensation that would be payable to a senior executive upon the achievement of specified performance targets. However, the peer group review is only one tool used in designing the overall compensation program. As described above, other elements taken into account by the Compensation Committee include the subjective evaluation of the performance of each individual executive in his role, the performance of our Company against financial and strategic goals and objectives, historical pay, and the Compensation Committee’s assessment of the value of retaining the executive. The objective is to provide a compensation structure that is effective and motivating to our executives, while the compensation paid is intended to be aligned with the returns delivered to our shareholders. As a result of these and other factors, the actual base salary, bonus and long-term equity paid to a specific executive may be more or less than the 50% percentile of compensation paid out by the comparable company group.

Pay-for-Performance Analysis.  The Company’s recent pay-for-performance alignment for senior executives is strong, as determined by an analysis performed by Watson Wyatt on behalf of the Compensation Committee. In fiscal 2008, the Compensation Committee retained Watson Wyatt to conduct a pay-for-performance analysis of the Company’s executive compensation program to provide a perspective on the alignment of pay and performance as it pertains to the Company versus that of the comparable company group. Based on the three-year period that included calendar 2004, 2005 and 2006 (the most recently completed three-year period for which a comparative pay-for-performance assessment could be performed), the analysis indicated that the Company’s:

•	Relative senior executive compensation was at about the 80th percentile of selected peer companies. For this analysis, the Company’s Named Executive Officers’ realizable gains on long-term equity-based incentive awards received during the period were compared with those of comparable company group Named Executive Officers. Realizable equity-based incentive gains reflect the in-the-money value of stock options granted during the three-year period and the value of Restricted Share Units and Performance-Based Restricted Share Units also granted during the three-year period;

•	Relative corporate performance for the same three-year period was also at about the 80th percentile. For this analysis, the Company’s three-year corporate financial performance was compared with that of the same comparable company group of peers, based on a composite of corporate financial performance measures of revenue growth, profitability, cash flow and shareholder returns — specifically, growth in net revenue, growth in net income, growth in free cash flow, and total returns to shareholders.

For purposes of performing this pay-for-performance analysis, Watson Wyatt excluded Mr. MacFarlane and comparable company group chief executives because, as discussed below, Mr. MacFarlane’s compensation is set at below-market levels in light of his standing as an executive “founder.”

Historic Compensation Practices.  Prior to the Company’s initial public offering in the United States, the Company’s senior management included four executive “founders,” including Mr. MacFarlane and Mr. Wessels. The four founders each were paid a substantially comparable base salary. The base salary for each was determined by calculating the combined market rate of pay for the four positions and dividing by four (with some adjustments made for cost of living differences between their respective countries of residence). As a result, our chief executive officer was paid a below market salary for chief executives at companies of similar size and complexity as the Company. Following our initial public offering, this compensation philosophy continued. Although Mr. MacFarlane’s base salary and bonus have increased since our initial public offering, we believe that his historical total compensation was likely below market for his experience level, scope of responsibility and individual level of performance particularly given the Company’s size, growth rate and overall level of performance.

Beginning in May 2008, Mr. MacFarlane and Mr. Wessels will no longer receive any base salary, bonus or restricted share awards. Instead, their compensation for the remainder of fiscal 2009 will be limited to options to purchase 53,299 and 26,091 Ordinary Shares, respectively. These options were granted on April 14, 2008 and the number of shares subject to the options for each of Messrs. MacFarlane and Wessels was determined by dividing their respective base salaries at the end of fiscal 2008 by $19.70, the closing price of UTi’s ordinary shares on the grant date, and multiplying the number by 2. The number of options is meant to approximate the value of each of their respective base salaries at the end of fiscal 2008. These stock options have a strike price of $19.70 (the closing price of the underlying Ordinary Shares on the grant date) and they vest in twelve monthly installments, beginning with the month ending May 31, 2008 (i.e. 1/12 will vest on the last day of each full calendar month following the grant date). The employment agreements of Mr. MacFarlane and Mr. Wessels have been amended to reflect this form of compensation because they are each significant shareholders in the Company, each has announced an intention to retire in the foreseeable future and they and the Compensation Committee believe that, under the circumstances, this form of compensation best aligns the interests of Messrs. MacFarlane and Wessels with the interests of our shareholders.

Management Involvement in Compensation Decisions.  For compensation applicable to fiscal 2008, the Compensation Committee considered the recommendations of the Company’s Management Board with respect to the compensation of our senior executives (excluding members of the Management Board and executives with a title of global senior vice president) and the recommendations of Messrs. MacFarlane and Wessels with respect to members of the Management Board (excluding themselves) and executives with a title of global senior vice president. The Compensation Committee determined the compensation of Messrs. MacFarlane and Wessels without any input from executive management. During fiscal 2008, the Management Board was comprised of our Named Executive Officers (Messrs. MacFarlane, Wessels, Hextall, Ochi and Samuels). In

early fiscal 2009, the Management Board was replaced by a new Executive Board comprised of the Named Executive Officers and the other direct reports to the Chief Executive Officer. The Executive Board has no role in determining the compensation of our senior executives. Instead, for compensation applicable to fiscal 2009, the Chief Executive Officer made recommendations to the Compensation Committee for all senior executives (excluding himself and Mr. Wessels) and all compensation decisions were made solely by the Compensation Committee. The Compensation Committee determined the compensation of Messrs. MacFarlane and Wessels without any input from executive management.

Primary Components of Compensation.  The three primary components of the Company’s executive compensation are:

•	base salary

•	incentive bonus

•	long-term equity-based incentive compensation

In designing and administering its executive compensation program, the Compensation Committee attempts to strike an appropriate balance among these various components, each of which is discussed in greater detail below.

Base Salary.  Each senior executive’s base salary is, in general, established on a basis which takes into account the executive’s experience level and scope of responsibility, current performance, resident country, future potential and overall contribution. In determining base salary levels, the Compensation Committee also specifically considers the 50th percentile of base pay of similar positions as reflected in the benchmarking and peer group data discussed above. Base salaries are reviewed and approved in the first fiscal quarter of each year.

The employment agreements with the Company’s Named Executive Officers provide that their respective annual base salaries may be increased (but not decreased) in the discretion of the Company.

Incentive Bonuses.  The Company’s cash bonus plan for its senior executives, which we call our Executive Annual Cash Bonus Plan, allows the Compensation Committee to award annual cash bonuses to our senior executives, including the Named Executive Officers. All senior executives participate in this plan except for Messrs. MacFarlane and Wessels, who have historically been awarded an incentive bonus at the sole discretion of the Compensation Committee. For fiscal 2008, Messrs. MacFarlane and Wessels received no incentive bonuses as a result of the Company’s financial performance. Each of the other senior executives is eligible for an annual cash bonus targeted at a specified percentage of base salary. The percentage is based on a number of factors, including the market competitiveness of the relevant individual’s base salary as well as the relevant individual’s experience level and scope of responsibility, resident country, future potential and overall contribution. In determining the annual incentive bonus targets, the Compensation Committee also specifically considers the 50th percentile of incentive bonuses of similar positions as reflected in the benchmarking and peer group data discussed above. The amount actually paid to any individual under the Executive Annual Cash Bonus Plan is determined based on a number of pre-determined objectives and criteria, which criteria are based on the Company’s financial performance as well as each individual’s performance against his or her individual-specific objectives.

During April 2008, the Compensation Committee evaluated each senior executive’s performance during fiscal 2008 against the approved objectives for the year and determined the bonuses payable to our senior executives. The amounts of the bonuses awarded to the Named Executive Officers for fiscal 2008 are disclosed in the Summary Compensation Table and described further below. The bonus objectives applicable to each of the Named Executive Officers and considered by the Compensation Committee are disclosed in the section entitled “Executive Compensation Awarded in Fiscal 2008 and Fiscal 2009” below.

For fiscal 2008, each senior executive had a portion of his or her incentive bonus tied to common Company-wide financial metrics. The portion of each senior executive’s incentive bonus tied to Company-wide financial metrics varied based on the role and seniority of the senior executive, with the percentages ranging from 50% to 75% of the total incentive bonus. For fiscal 2008, the Company-wide financial metrics were tied to budgeted levels of the following financial metrics:

•	Net Revenue

•	Free Cash Flow

•	Net Income

Under the Company’s incentive plan, if the Company achieves less than 90% of a targeted Company-wide financial metric (the “minimum threshold”), no bonus amounts would be earned for that metric. If the Company achieves 90% or more of a targeted financial metric, the bonus amount paid would equal the percentage of that metric achieved, with a maximum potential payout equaling 125% of the targeted bonus award for each metric (the “maximum threshold”). Further details regarding these financial metrics are disclosed in the section entitled “Executive Compensation Awarded in Fiscal 2008 and Fiscal 2009.”

The balance of each senior executive’s incentive bonus award was determined based on that individual’s regional or sub-regional financial performance or functional team performance, as applicable, as well as that individual’s performance against his or her individual-specific objectives established for the year.

For fiscal 2009, we have adopted the following Company-wide metrics:

•	Net Revenue

•	Net Income

•	A Company-wide operational quality metric tied to improvement in client satisfaction

Further details regarding these metrics for fiscal 2009 are disclosed in the section entitled “Executive Compensation Awarded in Fiscal 2008 and Fiscal 2009.”

In setting the performance objectives for incentive bonus payments, the Compensation Committee strives to set the minimum threshold, the target goal and the maximum threshold at levels such that the relative likelihood that our Company will achieve such goals remains consistent from year to year. It is the intent of the Compensation Committee that the minimum threshold should be attainable a majority of the time, target goals should, on average, be reasonably expected to be achieved and that the maximum threshold should be attained a minority of the time. These levels of expected performance are taken into consideration in the compensation philosophy and evaluation of compensation discussed elsewhere herein.

Establishing the expected performance relative to the criteria above is inherently subject to considerable judgment on the part of the Compensation Committee. When making these judgments the committee considers the Company’s past performance, the volatility of the performance, our Company’s budget and other forecasts of future results.

Long-Term Incentives.  The Compensation Committee designs our executive compensation program to provide a substantial portion of total senior executive compensation in the form of equity-based incentives. A “substantial portion” does not necessarily mean that a majority of the senior executives’ compensation will be equity-based compensation, but that the amount will be material or meaningful to the executive. The committee believes equity-based compensation provides an incentive to build value for our Company over the long term, which helps to align the interests of our senior executives with the interests of our shareholders. We currently make equity awards pursuant to our 2004 Long Term Incentive Plan, which provides for awards in the form of stock options, restricted shares, restricted share units, and other equity-based awards.

Each year, the Compensation Committee considers an equity award for each senior executive. All awards are based upon a percentage of base salary, with our Named Executive Officers (excluding Messrs. MacFarlane and Wessels, who have no targeted percentage) generally having the highest target percentages. The specific amount of the award in any year depends on the Compensation Committee’s assessment, for that year, of the appropriate balance between cash and equity compensation. In making that assessment, the Compensation Committee considers various factors, such as the relative merits of cash and equity as a means for retaining and incentivizing senior executives as well as the practices of other companies in the comparable company group, as reported to the Compensation Committee by Watson Wyatt. In addition, the Compensation Committee considers subjective assessments of individual performance, individual pay relative to peers, the components of total annual compensation, and the value of already outstanding grants in determining the size and type of equity-based awards to each senior executive. The Compensation Committee believes that a mix of equity and cash compensation provides balance by incentivizing the senior executives to pursue specific short and long-term performance goals and value creation while aligning the senior executives’ interests with our shareholders’ interests.

For the last several years, including fiscal 2008, we have granted two types of equity-based incentives:

•	Restricted Share Units with a 5 year “cliff” vesting period (subject to earlier vesting in certain circumstances) and

•	Performance-Based Restricted Share Units with a three year “cliff” vesting period (subject to earlier vesting in certain circumstances), but only upon the attainment of pre-determined financial targets.

For each of the last several years, including fiscal 2008, these two types of equity-based incentives were awarded in equal amounts to each of our senior executives. We believe this split represents an appropriate balance among the various components of our compensation philosophy because it provides an element of retention as well as an incentive for long-term performance.

For Performance-Based Restricted Share Units issued in fiscal 2008, the financial target consisted of a targeted level of earnings per share growth over the three-year vesting period (20% compounded annually, with no single year less than 10%). Based on the Company’s financial performance in fiscal 2008, the minimum earnings per share target was not achieved for that year and, accordingly, all Performance-Based Restricted Share Units issued in fiscal 2008 are no longer capable of vesting. Based on the Company’s financial performance in fiscal 2008, all Performance-Based Restricted Share Units issued in fiscal 2007 are also incapable of vesting. As a result, the compensation expense relating to all Performance-Based Restricted Share Units issued in fiscal 2008 and 2007 was reversed in our fiscal 2008 financial statements. We believe that the lack of a payout under the fiscal 2008 and fiscal 2007 Performance-Based Restricted Share Units reflects our commitment to linking elements of compensation to the Company’s performance.

For fiscal 2009, we issued

•	Restricted Share Units with 5 year pro rata vesting (subject to earlier vesting in certain circumstances), which means that 20% of the award will vest on each anniversary of the grant date over a 5 year period, and

•	Performance-Based Restricted Share Units with a three year “cliff” vesting period (subject to earlier vesting in certain circumstances), but only upon the attainment of pre-determined financial targets.

The change to the vesting schedule for the Restricted Share Units issued in fiscal 2009 was primarily motivated by an interest in providing greater alignment between the Company’s vesting schedule and that of the market in general, including the Company’s comparable company group, as advised by Watson Wyatt. For fiscal 2009, we awarded each form of equity-based incentive to each of our senior executives on a 50/50 basis (excluding Messrs. MacFarlane and Wessels who were granted stock options in April 2008 as discussed above).

For Performance-Based Restricted Share Units issued in fiscal 2009, the financial target is a 3-year compounded annual diluted EPS growth rate of 15% as compared to the fiscal 2008 diluted EPS on a US GAAP basis ($0.99). The Compensation Committee chose Earnings Per Share as the financial metric because we believe potential investors use it as a critical measure when evaluating our Company’s profitability against other companies in our industry. Earnings Per Share is also an important measure when evaluating the success of the Company’s long-term strategy to reduce costs and streamline operations. If the Company achieves less than 80% of the financial target, the Performance-Based Restricted Share Units will not vest. If the Company achieves at least 80% of the financial target but less than 100% of the financial target, the Performance-Based Restricted Share Units will vest between 50% and 100% of the targeted amount on a basis proportional to the performance level achieved. If the Company achieves at least 100% of the financial target but less than 120%

of the financial target, the Performance-Based Restricted Share Units will vest between 100% and 150% of the targeted amount on a basis proportional to the performance level achieved. If the Company achieves more than 120% of the financial target, the Performance-Based Restricted Share Units will vest at 150% of the targeted amount. These details are set forth in the table below:

Vesting Percentage	Performance Range	Performance Level

0%	< 80% of target	Below minimum
50-100%	80-100% of target	Between minimum and target
100%	100% of target	Target
100-150%	100-120% of target	Between target and maximum
150%	120% of target	Maximum

Additional information regarding the equity-based incentive awards granted to the Named Executive Officers in fiscal 2008 and fiscal 2009 can be found in the section entitled “Executive Compensation Awarded in Fiscal 2008 and Fiscal 2009” below and in the table below entitled “Fiscal 2008 Grants of Plan Based Awards.”

Policies and Processes Applicable to the Granting of Equity-Based Awards.  The Company’s policy is that the value of all Restricted Share Units and Performance-Based Restricted Share Units awarded shall be determined based on the closing price of the Company’s Ordinary Shares on the date of grant. The strike price for all stock options awarded shall also be the closing price of the Company’s Ordinary Shares on the date of grant. The “grant date” for all equity-based incentive awards is the date the awards are formally approved by the Compensation Committee or the Executive Board, as applicable.

The Company’s policy is to grant annual equity-based incentive awards once per year to senior executives following the public release of the Company’s year end financial results. All other awards are considered on an “as-needed” basis, but only following the public release of the Company’s quarterly financial results. We have adopted this practice because it permits our publicly-reported financial results to be absorbed by the financial markets prior to our issuing equity-based incentive awards. It also allows our Compensation Committee to consider our final year-end results when approving equity-based incentives.

For fiscal 2008, the Compensation Committee evaluated and approved all equity-based incentive awards for members of our Management Board (Messrs. MacFarlane, Wessels, Hextall, Ochi and Samuels), members of our global executive team with a title of senior vice president or higher and our regional presidents, and the Management Board, as authorized by the Compensation Committee, evaluated and approved all other equity-based incentive awards. For fiscal 2009, the Compensation Committee evaluated and approved all equity-based incentive awards for our senior executives, and a subcommittee of our Executive Board (comprised of Messrs. MacFarlane, Wessels, Hextall, Gates and D’Amico), with express authority from the Compensation Committee, evaluated and approved all other equity-based incentive awards made in April 2008. All equity-based incentives granted by the Management Board and the Executive Board, as applicable, were subject to criteria and limitations established by the Compensation Committee and were subject to the maximum aggregate number of shares as authorized by the Compensation Committee.

Employee Benefits.  In addition to the above described components of compensation, our senior executives are eligible to participate in benefits plans that are generally available to all of our employees. Under these plans, all employees are entitled to various coverages, which, depending on the country where they are employed, may include 401(k) savings plan, medical, dental, life and disability insurance, dependent care and healthcare flexible spending account, and employee assistance program benefits. Additionally, our employees are entitled to vacation, sick leave and other paid holidays. The Compensation Committee has reviewed these other components of compensation in relation to the total compensation of the Chief Executive Officer and the other senior executives and determined that they are reasonable and appropriate.

Perquisites.  We have no global policy applicable to perquisites. Outside the United States, senior executives typically receive perquisites consistent with local practices in their respective markets. For U.S.-based executives, our practice relating to perquisites for Named Executive Officers has generally been not to offer perquisites, while our practice for regional presidents has generally been to offer various limited perquisites, such as automobile allowances. For fiscal 2009, the Company is considering adopting a limited perquisite program to create better internal equity among UTi senior executives and to provide greater alignment between the Company’s compensation program and that of the market in general. The details of such a plan have not yet been agreed. Additional information regarding the perquisites paid to our Named Executive Officers in fiscal 2008 is set forth in the “Summary Compensation Table” below.

Tax Law Limits on Executive Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation in excess of $1 million are deductible only if performance criteria related to such compensation are specified in detail and the shareholders have approved the compensation arrangements. The Company is incorporated in the British Virgin Islands and believes it may not be subject to Section 162(m). To the extent compensation is paid by its United States subsidiaries, such subsidiaries may in certain circumstances be subject to Section 162(m). Since corporate objectives may not always be consistent with the requirements for full deductibility, the Company is prepared, if it deems appropriate, to enter into compensation arrangements or pay compensation under which payments may not be deductible under Section 162(m), and the Company believes that it is important to preserve flexibility in designing compensation programs. Accordingly, the Company has not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Executive Compensation Recoupment Policy.  In fiscal 2008, the Board adopted an incentive compensation recoupment policy. Under this policy, if the Board or the Compensation Committee determines that any fraud or intentional misconduct by any Named Executive Officer was a significant contributing factor to the Company having to materially restate all or a portion of its financial statement(s), the Board or Compensation Committee may take, in its discretion, such action as it deems necessary and appropriate to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or Committee will take into account all relevant factors, including whether the restatement was the result of fraud or intentional misconduct. If the Board or Committee determines that the restatement was the result of fraud or intentional misconduct, the Board may, to the extent permitted by applicable law, require reimbursement of any bonus or incentive compensation paid to any Named Executive Officer after January 31, 2007, cause the cancellation of Restricted Share Units, Performance-Based Restricted Share Units and/or other equity based incentives awarded after January 31, 2007, and seek reimbursement of any gains realized upon the exercise of any equity-based incentives or the sale of any shares underlying Restricted Share Units and/or Performance-Based Restricted Share Units awarded after January 31, 2007, in each case, if and to the extent that (1) the amount of bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (2) the officer engaged in a fraud or intentional misconduct that caused or substantially contributed to the need for the restatement, and (3) the amount of the bonus or incentive compensation that would have been awarded to the officer had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may dismiss the officer, authorize legal action, or take such other action to enforce the officer’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case.

Employment Agreements and Post-Termination Compensation.  Each of the Named Executive Officers is a party to an employment agreement with the Company. A summary description of the terms of these agreements with the Named Executive Officers can be found below in this Proxy Statement under the caption “Compensation of Executive Officers — Employment Agreements.” The principal purpose of the employment agreements is to protect the Company from certain business risks and to define the Company’s right to terminate the employment relationship. In return, the executive officers are provided assurances with regard to salary, other compensation and benefits, as well as certain severance and related benefits if the executive’s employment terminates under certain circumstances, including in the event of a “change of control”. See “Termination and Change of Control Payments”.

The Compensation Committee believes that these severance and change of control arrangements are an important part of overall compensation for our Named Executive Officers because they help to secure the continued employment and dedication of our Named Executive Officers, notwithstanding any concern that they might have regarding their own continued employment prior to or following a change of control. The

Compensation Committee also believes that these arrangements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

Executive Compensation Awarded in Fiscal 2008 and Fiscal 2009

Fiscal 2008 Payouts under Executive Annual Cash Bonus Plan.  As described above under “Primary Components of Compensation — Incentive Bonuses”, for fiscal 2008 each senior executive (excluding Messrs. MacFarlane and Wessels) had a portion of his or her incentive bonus tied to common Company-wide financial metrics. The portion of each senior executive’s incentive bonus tied to Company-wide financial metrics varied based on the role and seniority of the senior executive, with the percentages ranging from 50% to 75% of the total incentive bonus potentially payable to the executive. For fiscal 2008, the specific Company-wide financial metrics were as follows:

Financial Metric	Minimum Threshold	Target	Maximum

Net Revenue	$1.35 billion	$1.50 billion	$1.875 billion
Free Cash Flow as a percentage of Net Income	90%	100%	125%
Net Income	$108 million	$120 million	$150 million
Payout as a percentage of target bonus	90%	100%	125%

The Compensation Committee selected Net Revenue, Free Cash Flow as a percentage of Net Income and Net Income as the relevant Company-wide financial metrics because the Committee believes that these metrics are consistent with the overall goals and long-term strategic direction that the Board has set for our Company. The Committee believes that Net Revenue is important because potential investors use it to measure the Company’s growth rates as compared to those of other companies in our industry. Although Free Cash Flow as a percentage of Net Income is a non-GAAP measurement tool, our Committee selected that measurement because our management uses it to assess the strength of our non asset-based model and we believe our ability to generate free cash flow is an important metric used by investors in valuing our Company. The Committee chose Net Income because we believe potential investors use it as a critical measure when evaluating our company’s profitability against other companies in our industry. Net Income is also an important measure when evaluating the success of the Company’s long-term strategy to reduce costs and streamline operations. While each of these metrics is important on a stand-alone basis, the Committee believes the combined focus on all three of these metrics will help drive overall operational and financial success for our company.

As a result of the Company’s financial performance in fiscal 2008, the following payouts were achieved:

		Payout as a
Financial Metric	Actual Performance	Percentage of Target

Net Revenue	$1.5 billion	100%
Free Cash Flow as a percentage of Net Income	75%	0%
Net Income	$98.7 million	0%

The Compensation Committee set Company-wide performance goals for fiscal 2008 as follows:

•	Minimum threshold performance goals were set at levels that reflected a reasonably significant improvement over our Company’s actual results in fiscal 2007. Notwithstanding that fact, the Compensation Committee believed that each of the minimum threshold performance goals was reasonably attainable;

•	Target performance goals were set at levels that corresponded to the fiscal 2008 budget amounts for each of the financial measures. The Compensation Committee believed that each of these target performance goals was attainable with good performance; and

•	Maximum performance goals were set at levels that were higher than the budget amounts for each of the financial measures. The Compensation Committee believed that each of the maximum performance goals was aggressive and attainable only by superior performance.

The Compensation Committee structured incentive payments for fiscal 2008 so that our Company would provide significant rewards to senior executives for superior performance, make smaller payments if our Company achieved financial performance levels that exceed the minimal threshold level of required performance but did not satisfy the target levels, and not make incentive payments tied to the Company-wide performance measures if our Company did not achieve the minimum threshold Company-wide financial performance levels established at the beginning of the fiscal year.

Chief Executive Officer Compensation.  Mr. MacFarlane performs services as Chief Executive Officer of the Company pursuant to an employment agreement between Mr. MacFarlane and an indirect subsidiary of the Company. The agreement was entered into on September 25, 2000, and amended as of March 19, 2007, December 31, 2007 and May 5, 2008. The agreement expires on January 31, 2010, the date Mr. MacFarlane has announced his intention to retire from his day-to-day responsibilities at the Company. Under the employment agreement, any bonus or equity-based compensation awarded to Mr. MacFarlane is at the discretion of the Compensation Committee.

The Compensation Committee periodically reviews the compensation package of the Company’s Chief Executive Officer, including his base salary, incentive bonus and long-term equity-based incentives. During fiscal 2008, Mr. MacFarlane’s annual base salary was $525,000. Mr. MacFarlane’s base salary for fiscal 2008 was set by the Compensation Committee after reviewing the Company’s performance for the prior fiscal year and Mr. MacFarlane’s achievement of certain key objectives in relation thereto. Mr. MacFarlane received no cash bonus for fiscal 2008 as a result of the Company’s financial performance in fiscal 2008. In June 2007, Mr. MacFarlane was awarded 9,239 Restricted Share Units and 9,239 Performance-Based Restricted Share Units. All of the Performance-Based Restricted Share Units issued to Mr. MacFarlane in June 2007 are no longer capable of vesting as a result of the Company’s financial performance in fiscal 2008.

Beginning in May 2008, Mr. MacFarlane will no longer receive any base salary, bonus or restricted share awards for the remainder of fiscal 2009. In lieu thereof, Mr. MacFarlane’s compensation for the remainder of fiscal 2009 will be limited to options to purchase 53,299 Ordinary Shares granted to him on April 14, 2008. The number of options granted to Mr. MacFarlane was determined by dividing $525,000 (his base salary for fiscal 2008) by $19.70 (the closing price of our Ordinary Shares on the grant date), and multiplying the number by 2. These stock options have a strike price of $19.70 and they will vest in 12 equal monthly installments, beginning with the month ending May 31, 2008 (i.e. 1/12 will vest on the last day of each full calendar month following the grant date). Mr. MacFarlane’s employment agreement was amended to reflect this form of compensation because Mr. MacFarlane is a significant shareholder in the Company, he has announced his intention to retire from the Company on or before January 31, 2010, and because they each believe that, under the circumstances, this form of compensation best aligns the interests of Mr. MacFarlane with the interests of our shareholders.

Compensation of Other Named Executive Officers

John Hextall.  In March 2007, in connection with the Company’s annual review process and Mr. Hextall’s promotion to Chief Operating Officer and his appointment to the Management Board, the Compensation Committee approved an increase to Mr. Hextall’s base salary to $450,000, effective May 1, 2007. In March 2008, in connection with the Company’s annual review process and Mr. Hextall’s new role as President, Freight Forwarding, the Compensation Committee approved a base salary for Mr. Hextall of $450,000, effective May 1, 2008. In April 2008, the Compensation Committee awarded Mr. Hextall an incentive cash bonus of $118,125 relating to his performance for fiscal 2008 and granted Mr. Hextall 17,132 Restricted Share Units and 17,132 Performance-Based Restricted Share Units. Mr. Hextall’s target bonus for fiscal 2008 was

75% of his base salary. Mr. Hextall’s target bonus for fiscal 2009 remains 75% of his base salary. Mr. Hextall’s incentive bonus for fiscal 2008 was determined based on the following metrics and weighting percentages:

				Payout as a
Incentive Bonus	Percentage	Target	Actual	Percentage of	Dollar Value
Metrics	Weighting	Performance	Performance	Target	Earned

Net Revenue	20%	$1.5 billion	$1.5 billion	20% (out of 20%)	$67,500
Free Cash Flow as a percentage of Net Income	20%	100%	75%	0%	$0
Net Income	20%	$120 million	$100 million	0%	$0
Operating Profit Ratio	15%	13.2%	10.5%	0%	$0
Individual Performance Objectives	25%	—	—	15% (out of 25%)	$50,625

Total Incentive Bonus					$118,125

Mr. Hextall’s individual performance objectives for fiscal 2008 included the following:

•	Achievement of various budgeted financial targets

•	Organizational effectiveness, leadership development and succession planning

Matthys J. Wessels.  In March 2007, in connection with the Company’s annual review process, the Compensation Committee approved a 4.0% increase to Mr. Wessels’ base salary, effective May 1, 2007. Mr. Wessels is paid in South African Rand, but based on Mr. Wessels’ base salary for fiscal 2008 converted into US dollars using the average exchange rate in effect for the year, Mr. Wessels base salary for fiscal 2008 would have been $256,808. Mr. Wessels received no cash bonus for fiscal 2008 as a result of the Company’s financial performance in fiscal 2008. In June 2007, Mr. Wessels was awarded 9,239 Restricted Share Units and 9,239 Performance-Based Restricted Share Units. All of the Performance-Based Restricted Share Units issued to Mr. Wessels in June 2007 are no longer capable of vesting as a result of the Company’s financial performance in fiscal 2008.

Beginning in May 2008, Mr. Wessels will no longer receive any base salary, bonus or restricted share awards for the remainder of fiscal 2009. In lieu thereof, Mr. Wessels’ compensation for fiscal 2009 will be limited to options to purchase 26,091 Ordinary Shares granted to him on April 14, 2008. The number of stock options granted to Mr. Wessels was determined by dividing $256,700 (his base salary for fiscal 2008) by $19.70 (the closing price of our Ordinary Shares on the grant date), and multiplying the number by 2. These stock options have a strike price of $19.70 and they will vest in 12 equal monthly installments, beginning with the month ended May 31, 2008 (i.e. 1/12 will vest on the last day of each full calendar month following the grant date). Mr. Wessels’ employment agreement was amended to reflect this form of compensation because Mr. Wessels is a significant shareholder in the Company, he has announced his intention to retire from day-to-day operations of the Company in June 2008 and because they each believe that, under the circumstances, this form of compensation best aligns the interests of Mr. Wessels with the interests of our shareholders.

Gene Ochi.  In March 2007, in connection with the Company’s annual review process and Mr. Ochi’s promotion to Chief Marketing Officer and Mr. Ochi’s appointment to the Management Board, the Compensation Committee approved an increase to Mr. Ochi’s base salary to $350,000, effective May 1, 2007. In March 2008, in connection with the Company’s annual review process, the Compensation Committee approved a base salary for Mr. Ochi of $350,000, effective May 1, 2008. In April 2008, the Compensation Committee awarded Mr. Ochi an incentive cash bonus of $144,463 relating to his performance for fiscal 2008 and granted Mr. Ochi 10,660 Restricted Share Units and 10,660 Performance-Based Restricted Share Units. Mr. Ochi’s target bonus for fiscal 2008 was 65% of his base salary. Mr. Ochi’s target bonus for fiscal 2009 remains 65% of his base salary. Mr. Ochi’s incentive bonus for fiscal 2008 was determined based on the following metrics and weighting percentages:

				Payout as a
Incentive Bonus	Percentage	Target	Actual	Percentage of	Dollar Value
Metrics	Weighting	Performance	Performance	Target	Earned

Net Revenue	20%	$1.5 billion	$1.5 billion	20% (out of 20%)	$45,500
Free Cash Flow as a percentage of Net Income	15%	100%	75%	0%	$0
Net Income	15%	$120 million	$100 million	0%	$0
Individual Performance Objectives	50%	—	—	44% (out of 50%)	$98,963

Total Incentive Bonus					$144,463

Mr. Ochi’s individual performance objectives for fiscal 2008 included the following:

•	Hiring for specified sales leadership positions;

•	Achieving specified client acquisition targets;

•	Developing a process for measuring local sales force productivity;

•	Coaching and training; and

•	Creating a global consulting organization.

Lawrence Samuels.  In March 2007, in connection with the Company’s annual review process and Mr. Samuels’ promotion to Executive Vice President and his appointment to the Management Board, the Compensation Committee approved an increase to Mr. Samuels’s base salary to $350,000, effective May 1, 2007. In March 2008, in connection with the Company’s annual review process, the Compensation Committee approved a base salary for Mr. Samuels of $375,000, effective May 1, 2008. This increase included a cost-of-living adjustment as well as an increase to, among other things, better align Mr. Samuels’ base pay with the Company’s compensation philosophy of targeting base pay, on average, at the 50th percentile of the benchmarking and peer group data discussed above. In April 2008, the Compensation Committee awarded Mr. Samuels’ an incentive cash bonus of $125,125 relating to his performance for fiscal 2008 and granted Mr. Samuels 11,421 Restricted Share Units and 11,421 Performance-Based Restricted Share Units. Mr. Samuels’ target bonus for fiscal 2008 was 65% of his base salary. Mr. Samuels’ target bonus for fiscal 2009 remains 65% of his base salary. Mr. Samuels’s incentive bonus for fiscal 2008 was determined based on the following metrics and weighting percentages:

				Payout as a
Incentive Bonus	Percentage	Target	Actual	Percentage of	Dollar Value
Metrics	Weighting	Performance	Performance	Target	Earned

Net Revenue	15%	$1.5 billion	$1.5 billion	15% (out of 15%)	$34,125
Free Cash Flow as a percentage of Net Income	20%	100%	75%	0%	$0
Net Income	15%	$120 million	$100 million	0%	$0
Individual Performance Objectives	50%	—	—	42% (out of 50%)	$95,550

Total Incentive Bonus					$129,675

Mr. Samuels’ individual performance objectives for fiscal 2008 included the following:

•	Developing a framework for implementing financial shared services;

•	The completion of various tax planning initiatives; and

•	Establishing a formal investor relations function.

For fiscal 2009, the portion of each senior executive’s incentive bonus tied to Company-wide performance metrics varies based on the role and seniority of the senior executive, with the percentages ranging from 40% to 50% of the total incentive bonus potentially payable to the executive. When considering the appropriate Company-wide performance metrics for fiscal 2009, the Compensation Committee selected net income, net revenue and operational quality because the Committee believes that these metrics are consistent with the overall goals and long-term strategic direction that the Board has set for our Company. Net income was selected because we believe potential investors use it as a critical measure when evaluating our Company’s profitability against other companies in our industry. Net income is also an important measure when evaluating the success of the Company’s long-term strategy to reduce costs and streamline operations. The Committee selected net revenue because potential investors use it to measure the Company’s growth rates as compared to those of other companies in our industry. The Committee believes that improving operational quality is a major focus of the Company’s long-term strategy and a key element to reducing the Company’s overall costs. Accordingly, the Committee decided to include it among the Company’s three performance metrics. While each of these metrics is important on a stand-alone basis, the Committee believes the combined focus on all three of these metrics will help drive overall operational and financial success for our Company. The remaining portion of each senior executive’s incentive bonus for fiscal 2009 is tied to achieving appropriate individual objectives and specified regional, functional or business unit financial or other targets.

Consistent with fiscal 2008, the Compensation Committee set the minimum threshold, target, and maximum Company performance goals for fiscal 2009 at levels such that the likelihood that our Company will achieve those goals is consistent with goals set for fiscal 2008.

The following report of our Compensation Committee shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act or to the liabilities of Section 18 of the Securities Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion & Analysis” with management. Based on this review and discussion, the Committee has recommended to the Board of Directors that the section entitled “Compensation Discussion & Analysis,” be included in this Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K.

Mr. Allan M. Rosenzweig, Chairman
Mr. Brian D. Belchers
Mr. Leon J. Level
Mr. J. Simon Stubbings

Summary Compensation Table

The following table provides information concerning the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers (the “Named Executive Officers”) for fiscal 2008. The salary, bonus and other compensation information for Mr. Wessels, who resides in South Africa, has been converted into US dollars using the average exchange rate in effect for the year.

						Non-Equity	Change
				Stock	Option	Incentive Plan	in Pension	All Other	Total
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	and NQDC	Compensation	Compensation
Name and Principal Position	Year	(1)	(2)	(3)	(4)	(5)	Earnings	(6)	(7)

Roger I. MacFarlane	2008	$510,657	$—	$195,817	$209,009	$—	$—	$6,137	$921,620
Chief Executive Officer	2007	455,423	201,000	412,507	276,209	—	—	5,423	1,350,562
John Hextall	2008	440,125	—	243,201	161,112	118,125	—	58,307	1,020,870
Executive Vice President; President, Freight Forwarding	2007	395,852	—	486,719	267,810	179,000	—	44,848	1,374,229
Matthys J. Wessels	2008	256,808	—	195,817	209,009	—	—	69,471	731,105
Vice Chairman, member of Executive Board	2007	257,042	201,000	412,507	276,209	—	—	66,283	1,213,041
Gene Ochi	2008	346,827	—	182,863	134,573	144,463	—	7,750	816,476
Executive Vice President and Chief Marketing Officer	2007	312,620	—	368,056	272,234	125,000	—	7,428	1,085,338
Lawrence Samuels	2008	346,904	—	168,020	119,668	129,675	—	7,827	772,094
Executive Vice President-Finance and Chief Financial Officer	2007	308,144	—	339,019	257,338	139,500	—	7,567	1,051,568

(1)	Salary. The amounts reported in this column represent base salaries paid to each of the Named Executive Officers for fiscal 2008 and fiscal 2007.

(2)	Bonus. The amounts reported in this column were not based on a targeted percentage of salary and were approved at the discretion of the Compensation Committee. The amounts were paid in the first quarter of fiscal 2008.

(3)	Stock Awards. The amounts reported in this column represent the dollar amount of restricted share unit (RSU) awards recognized, or “expensed,” during fiscal 2008 and fiscal 2007, respectively, for each of the Named Executive Officers as compensation costs for financial reporting purposes (excluding forfeiture assumptions) in accordance with SFAS No. 123R. Additional information related to the calculation of the compensation cost is set forth in Note 14 of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K relating to fiscal 2008.

(4)	Option Awards. No stock options were granted to any Named Executive Officers in fiscal 2008 or fiscal 2007. The amounts reported in this column represent the dollar amount of stock options recognized, or “expensed,” based on the vesting of grants made in prior years during fiscal 2008 and fiscal 2007, respectively, for each of the Named Executive Officers as compensation costs for financial reporting purposes (excluding forfeiture assumptions) in accordance with SFAS No. 123R. Additional information related to the calculation of the compensation cost is set forth in Note 14 of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K relating to fiscal 2008.

(5)	Non-Equity Incentive Plan Compensation. The amounts reported in this column represent the amount of incentive bonus paid to each of the Named Executive Officers for fiscal 2008 and fiscal 2007. Annual performance bonuses for fiscal 2008 and fiscal 2007 were approved by the Compensation Committee and paid to the Named Executive Officers in the first quarter of fiscal 2009 and fiscal 2008, respectively.

(6)	All Other Compensation. The amounts reported in this column represent the aggregate dollar amount for each Named Executive Officer for perquisites and other personal benefits. Under rules of the SEC, the Company is required to identify by type all perquisites and other personal benefits for a Named Executive Officer if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual. For Mr. Hextall, during fiscal 2008 and 2007, the Company paid $37,315 and $26,842, respectively, in contributions to a defined contribution plan for the benefit of Mr. Hextall and $11,258 and $10,466, respectively, in life insurance premiums for the benefit of Mr. Hextall. For Mr. Wessels, during fiscal 2008 and fiscal 2007, the Company paid $22,963 and $33,107, respectively, in contributions to a defined contribution plan for the benefit of Mr. Wessels and $20,662 and $25,891, respectively, in car and gas allowance payments.

(7)	Total Compensation. The amounts reported in this column are the sum of the prior columns for each of the Named Executive Officers.

Fiscal 2008 Grants of Plan Based Awards

The following table provides information concerning the annual incentive bonus and equity-based incentive compensation awards made to each of our Named Executive Officers in fiscal 2008.

								All Other	All Other
								Stock	Option
								Awards:	Awards:
		Estimated Future Payouts			Estimated Future Payouts			# of	# of	Exercise or
		Under Non-Equity Incentive			Under Equity Incentive			Shares	Securities	Base Price	Grant Date Fair
	Grant	Plan Awards(1)			Plan Awards(2)			of Stock	Underlying	of Option	Value of Stock and
Executive Officers	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units(3)	Options	Awards	Option Awards(2)

Roger I. MacFarlane	6/15/07	—	$—	—	—	9,239	—	9,239	—	—	$345,539
John Hextall	4/12/07	—	337,500	—	—	—	—	—	—	—
	4/12/07	—	—	—	—	14,529	—	14,529	—	—	543,385
Matthys J. Wessels	6/15/07	—	—	—	—	9,239	—	9,239	—	—	345,539
Gene Ochi	4/12/07	—	227,500	—	—	—	—	—	—	—
	4/12/07	—	—	—	—	9,040	—	9,040	—	—	338,096
Lawrence Samuels	4/12/07	—	227,500	—	—	—	—	—	—	—
	4/12/07	—	—	—	—	9,040	—	9,040	—	—	338,096

(1)	Represents targeted amounts payable to the Named Executive Officers under the Company’s Executive Annual Cash Bonus Plan. Mr. Hextall had a bonus targeted at 75% of his base salary and each of Messrs. Ochi and Samuels had bonuses targeted at 65% of their base salaries. The actual amounts paid were based on Company-wide financial metrics as well as objectives applicable to each individual as determined by the Compensation Committee. Messrs. Hextall, Ochi and Samuels were paid actual bonuses of $118,125, $144,463 and $129,675, respectively, for fiscal 2008.

(2)	On April 12, 2007, each of Messrs. Hextall, Ochi and Samuels was awarded Performance-Based Restricted Share Units under the Company’s 2004 Long Term Incentive Plan. On June 15, 2007, each of Messrs. MacFarlane and Wessels was awarded Performance-Based Restricted Share Units under the Company’s 2004 Long-Term Incentive Plan. In all cases, these Performance-Based Restricted Share Units were subject to a three-year “cliff” vesting upon the attainment of a targeted level of earnings per share growth, with a minimum requirement that the Company achieve at least 10% earnings per share growth in each of the three years. Based on the Company’s financial performance in fiscal 2008, the Company failed to achieve 10% earnings per share growth and, accordingly, these awards have no future value. As a result of this fact, the expense relating to all such awards has been reversed in our fiscal 2008 financial statements.

(3)	Represents Restricted Share Units awarded to Named Executive Officers under the Company’s 2004 Long Term Incentive Plan. These Restricted Share Units are subject to a five-year “cliff” vesting.

Outstanding Equity Awards at Fiscal 2008 Year-End

The following table provides information concerning the unexercised stock options outstanding and unvested Restricted Share Units and Performance-Based Restricted Share Units for each of our Named Executive Officers as of the end of fiscal 2008.

	Option Awards					Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market or
			Equity						Awards:	Payout
			Incentive					Market	# of	Value of
			Plan					Value	Unearned	Unearned
			Awards:			# of		of Shares	Shares,	Shares,
	Number of	Number of	# of			Shares or		or Units	Units	Units or
	Securities	Securities	Securities			Units of		of Stock	or Other	Other
	Underlying	Underlying	Underlying/			Stock		That	Rights	Rights
	Unexercised	Unexercised	Unexercised	Option	Option	That		Have Not	That	That
	Options	Options	Unearned	Exercise	Expiration	Have Not		Vested	Have Not	Have Not
Executive Officers	Exercisable	Unexercisable(1)	Options	Price	Date(2)	Vested		(3)	Vested(8)	Vested

Roger I. MacFarlane	294,891	—	—	$4.76	4/15/2010	12,681	(5)	$237,135	—	$
	180,000	—	—	6.34	6/5/2012	9,239	(7)	172,769	—	—
	59,926	19,988	—	15.01	5/12/2014	—		—	—	—
	—	25,362	—	22.34	6/15/2015	—		—	—	—
John Hextall	30,000	—	—	6.34	6/5/2012	25,746	(4)	481,450	—	—
	22,500	—	—	11.24	7/30/2013	11,835	(5)	221,315	—	—
	38,475	12,825	—	15.62	5/4/2014	8,726	(6)	163,176	—	—
	—	23,670	—	22.34	6/15/2015	14,529	(7)	271,692	—	—
Matthys J. Wessels	59,962	19,988	—	15.01	5/12/2014	12,681	(5)	237,135	—	—
	—	25,362	—	22.34	6/15/2015	9,239	(7)	172,769	—	—
Gene Ochi	67,275	—	—	4.33	4/15/2010	20,856	(4)	390,007	—	—
	97,500	—	—	6.34	6/5/2012	7,710	(5)	144,177	—	—
	75,000	—	—	11.24	7/30/2013	5,621	(6)	105,113	—	—
	38,475	12,825	—	15.62	5/4/2014	9,040	(7)	169,048	—	—
		15,420	—	22.34	6/15/2015	—		—	—	—
Lawrence Samuels	157,275	—	—	4.33	4/15/2010	18,660	(4)	348,942	—	—
	105,000	—	—	6.34	6/5/2012	7,440	(5)	139,128	—	—
	75,000	—	—	11.24	7/30/2013	5,621	(6)	105,113	—	—
	32,512	10,838	—	15.62	5/4/2014	9,040	(7)	169,048	—	—
	—	14,880	—	22.34	6/15/2015	—		—	—	—

(1)	Except for the stock option grant with an expiration date of June 15, 2015, which vests in its entirety on the third anniversary of its grant date, all unexercisable stock options reflected in the table vest in four equal installments on each of the first four anniversaries after their grant date.

(2)	The option expiration date for each option grant is the 10-year anniversary of the grant date.

(3)	Based on the closing price of the Company’s Ordinary Shares of $18.70 on January 31, 2008. As of April 30, 2008, the closing price of the Company’s Ordinary Shares was $21.98.

(4)	Represents Restricted Share Units that vest in their entirety on the fifth anniversary of the grant date (September 3, 2004).

(5)	Represents Restricted Share Units that vest in their entirety on the fifth anniversary of the grant date (May 4, 2005).

(6)	Represents Restricted Share Units that vest in their entirety on the fifth anniversary of the grant date (May 12, 2006).

(7)	Represents Restricted Share Units that vest in their entirety on the fifth anniversary of the grant date (April 12, 2007, in the case of Messrs. Hextall, Ochi and Samuels, and June 15, 2007, in the case of Messrs. MacFarlane and Wessels).

(8)	For all Performance-Based Restricted Share Units previously issued, the financial target consisted of a targeted level of earnings per share growth (20% compounded annually, with no single year less than 10%). Based on the Company’s financial performance in fiscal 2008, the minimum earnings per share target was not achieved and, accordingly, all Performance-Based Restricted Share Units outstanding are no longer capable of vesting. As a result of this fact, the expense relating to all such awards has been reversed in our fiscal 2008 financial statements.

Option Exercises And Stock Vested During Fiscal 2008

The following table provides information concerning the exercises of stock options and the vesting of Restricted Share Units and Performance-Based Restricted Share Units during fiscal 2008 on an aggregated basis for each of our Named Executive Officers.

	Option Awards(1)		Stock Awards(2)
	Number of Shares	Value Realized	Number of Shares	Value Realized
Executive Officers	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting

Roger MacFarlane	—	—	48,852	$1,146,556
John Hextall	—	—	30,895	725,106
Matthys J. Wessels	—	—	48,852	1,146,556
Gene Ochi	—	—	25,027	587,384
Lawrence Samuels	—	—	22,392	525,540

(1)	No Named Executive Officer exercised stock options during fiscal 2008.

(2)	Represents Performance-Based Restricted Share Units that vested in April 2007.

Pension Benefits

The Company does not accrue pension benefits to its senior executives, including the Named Executive Officers.

Non-Qualified Deferred Compensation

The Company does not maintain deferred compensation plans for U.S. executives which are not qualified under U.S. tax laws. Mr. Hextall participates in a defined contribution plan established primarily for employees and executives who have relocated outside their usual country of residence. Mr. Wessels participates in a broad-based defined contribution plan established under the laws of South Africa. Neither of these plans is qualified under U.S. tax laws. The Company’s contributions for the benefit of Messrs. Hextall and Wessels for fiscal 2008 and for previous fiscal years have been reported in the “All Other Compensation” column of the Summary Compensation Table. Our other Named Executive Officers do not participate in or have account balances in non-qualified defined contribution plans.

Under the plan in which Mr. Hextall participates, all contributions must be made by the Company for the benefit of Mr. Hextall. The maximum contribution per year is £25,000. Contributions are invested in a fund selected by the plan that invests in a broad range of international investments. Based on market performance, dividends and interest are credited to Mr. Hextall’s account. In fiscal 2008, the Company paid $37,315 in contributions to Mr. Hextall’s account, and there were no withdrawals or distributions. Upon his retirement, Mr. Hextall will be entitled to receive distributions through either periodic payments or a lump sum payment.

Under the plan in which Mr. Wessels participates, contributions are made by the Company for the benefit of Mr. Wessels and invested in funds selected by Mr. Wessels. In fiscal 2008, the Company paid $22,963 in contributions to Mr. Wessels’ account, using exchange rates as of January 31, 2008, and there were no withdrawals or distributions. Based on market performance, dividends and interest are credited to Mr. Wessels’ account. Mr. Wessels is not permitted to defer any of his annual compensation into his account under the plan. Mr. Wessels will be entitled to distribution of benefits under the plan upon his retirement.

Employment Agreements

Roger MacFarlane Employment Agreement

Mr. MacFarlane serves as Chief Executive Officer of the Company pursuant to an amended and restated employment agreement dated December 31, 2007 between Mr. MacFarlane and an indirect subsidiary of the Company. The employment agreement is in effect until January 31, 2010. The employment agreement was amended on May 5, 2008 to reflect that beginning in May 2008 Mr. MacFarlane will not receive a base salary, bonus or restricted share award during the remainder of fiscal 2009. In lieu thereof, Mr. MacFarlane was granted an option in April 2008 to purchase 53,299 Ordinary Shares at an exercise price of $19.70 per share, which option vests over a 12-month period on a monthly pro rata basis. The employment agreement also provides that Mr. MacFarlane is entitled to four weeks vacation each fiscal year and to compensation for earned but unused vacation time, will be reimbursed for reasonable out-of-pocket expenses incurred in performing his duties, and is entitled to participate in the Company’s medical, insurance and other welfare and benefit plans for senior executives. The agreements also contain nondisclosure and nonsolicitation provisions.

Upon a termination of Mr. MacFarlane’s employment without cause or his resignation for Good Reason, Mr. MacFarlane is entitled to severance equal to twelve months of his salary as of the termination date (which is considered for this purpose in the agreement to be $525,000 per year), plus all compensation, accrued but unused vacation time and reimbursement of out of pocket expenses accrued to the termination date. Mr. MacFarlane has “Good Reason” to terminate his employment if the Company reduces his duties and responsibilities resulting in a material, adverse reduction in his position, authority or responsibilities, or breaches any material terms of the employment agreement and fails to cure the breach after written notice and a cure period.

As more fully detailed below under “Termination and Change of Control Payments,” Mr. MacFarlane is entitled to receive severance equal to twenty-four months of his salary (which is considered for this purpose in the agreement to be $525,000 per year) in effect on the termination date if his employment is terminated in connection with a Change of Control of the Company.

Matthys J. Wessels Employment Agreement

Mr. Wessels serves as Vice Chairman of the Company pursuant to an employment agreement dated February 1, 2000, between Mr. Wessels and an indirect subsidiary of the Company. On February 1 of each year, Mr. Wessels’ employment agreement automatically extends for one additional year unless either party delivers written notice before that date that the agreement will not be extended. The employment agreement was amended on May 5, 2008 to reflect that beginning in May 2008 Mr. Wessels will not receive a base salary, bonus or restricted share award during the remainder of fiscal 2009. In lieu thereof, Mr. Wessels was granted an option in April 2008 to purchase 26,091 Ordinary Shares at an exercise price of $19.70 per share, which option vests over a 12-month period on a monthly pro rata basis. The employment agreement also provides that Mr. Wessels is entitled to six weeks vacation each fiscal year and to compensation for earned but unused vacation time, will be reimbursed for reasonable out-of-pocket expenses incurred in performing his duties, and is entitled to participate in the Company’s medical, insurance and other welfare and benefit plans for senior executives. Mr. Wessels also receives an automobile allowance.

Upon a termination of Mr. Wessels’ employment without cause or his resignation for Good Reason, Mr. Wessels is entitled to receive severance equal to twelve months of his salary as of the termination date (which is considered for this purpose in the agreement to be $256,700 per year), plus all compensation, accrued but unused vacation time and reimbursement of out-of-pocket expenses accrued to the termination date. Mr. Wessels has “Good Reason” to terminate his employment if the Company reduces his duties and responsibilities resulting in a material, adverse reduction in his position, authority or responsibilities, or breaches any material terms of the employment agreement and fails to cure the breach after written notice and a cure period.

As more fully detailed below under “Termination and Change of Control Payments,” Mr. Wessels is entitled to receive severance equal to twenty-four months of his salary in effect on the termination date (which is considered for this purpose in the agreement to be $256,700 per year) if his employment is terminated in connection with a Change of Control of the Company.

John Hextall, Gene Ochi and Lawrence Samuels Employment Agreements

On February 21, 2006, an indirect subsidiary of the Company entered into employment agreements with each of Messrs. Hextall, Ochi and Samuels. Pursuant to the terms of these employment agreements, the Company guaranteed the performance of all of the obligations of the subsidiary under the agreements. The agreements have substantially similar terms, except that the annual compensation under the agreements for each executive is different. In addition to an annual base salary, each executive is entitled to receive an annual cash performance bonus and to participate in the Company’s equity-based incentive plans. The Company or the executive may terminate such agreements for any reason upon six months prior written notice. Under the agreements, the executives are entitled to six months severance in the event the Company terminates their employment without cause. As more fully described under “Termination and Change of Control Payments,” below, the executives are entitled to twenty four months severance if they are terminated without cause or if they resign for good reason during a period of one year following a Change in Control.

Each of the agreements provides that the Company will pay to the executives a salary that is subject to increase but not decrease. Messrs. Hextall, Ochi and Samuels were paid during fiscal 2008 the respective salaries set forth beside their names in the table above entitled “Summary Compensation Table.” Under the agreements, the executives are each entitled to four weeks of vacation each year and to compensation for earned but unused vacation days determined in accordance with the Company’s vacation policy. During the term of their employment, the executives are entitled to reimbursement for reasonable out-of-pocket travel and other business expenses (excluding ordinary commuting expenses) and to participate in applicable medical, dental, disability and life insurance plans, 401(k) plans and other employee welfare and benefit plans or programs made available to the Company’s employees generally. The agreements also contain nondisclosure and nonsolicitation provisions.

Termination and Change of Control Payments

Set forth below is each element of compensation that would be paid to each Named Executive Officer under various post-employment and change-of-control scenarios. Each of the elements of compensation described below are required under either (1) the terms of the Named Executive Officer’s employment agreement or (2) the terms of the Company’s 2004 Long Term Incentive Plan (including the award agreements thereunder).

In addition to the amounts below, in connection with any termination of employment, each Named Executive Officer would be entitled to receive the following: (i) all vested amounts paid by the Company under its 401(k) plan or any similar plans, (ii) all amounts earned through the date of termination but not yet paid (bonuses, business expenses, accrued vacation, etc.) and (iii) the value of all vested equity awards, whether in the form of restricted share units, performance-based restricted share units or stock options. We have not included these elements of compensation below nor have we valued these elements because they are not “triggered” by any termination of employment or change in control. Information regarding the equity-based incentive awards held by the Named Executive Officers can be found in the table above entitled “Outstanding Equity Awards at Fiscal 2008 Year-End.” No employment agreement with any Named Executive Officer includes the continuation of any medical, dental or other similar benefits following their termination of employment and any agreement to provide such benefits would be at the discretion of the Compensation Committee on a case-by-case basis.

Voluntary Termination by Employee (Other than voluntary termination by Mr. MacFarlane or Mr. Wessels for “Good Reason” as set forth in “Scenario 2” below)

•	None

Involuntary Termination without Cause (“Scenario 1” in the Table below)

•	For Mr. MacFarlane, 12 months severance (conditioned on the signing of a standard waiver and release), plus any bonus earned for the previous year but unpaid as of the date of termination

•	For Mr. Wessels, 12 months severance, plus any bonus earned for the previous year but unpaid as of the date of termination

•	For Messrs. Hextall, Ochi and Samuels, 6 months notice plus 6 months severance (conditioned on the signing of a standard waiver and release).

•	For any Restricted Share Units granted to such employee on or after February 1, 2007, those awards would vest on a pro rata basis.

•	For any Performance-Based Restricted Share Units granted on or after February 1, 2008, those awards would vest on a pro rata basis assuming the performance metrics were achieved for the fiscal years completed prior to the termination of employment; if no fiscal years were completed, then the awards would vest on a pro rata basis

Voluntary Termination by Employee for Good Reason (Other than following a Change of Control) (“Scenario 2” in the Table below)

•	For Mr. MacFarlane, 12 months severance, plus any bonus earned for the previous year but not yet paid as of the termination date (conditioned on execution of a standard waiver and release)

•	For Mr. Wessels, 12 months severance, plus any bonus earned for the previous year but not yet paid on the termination date

Involuntary Termination with Cause

•	None

Termination resulting from Disability (“Scenario 3” in the Table below)

•	For Messrs. MacFarlane, Hextall, Ochi and Samuels, all benefits provided under the Company’s standard Long-Term Disability policy applicable to all U.S. based employees (which would equal 60% of base salary per month up to a maximum of $10,000/month until the employee reaches the age of 65)

•	For Mr. Wessels, he is entitled to an annual payment equal to 75% of his base salary, payable monthly, until he reaches the age of 65.

•	For any Restricted Share Units granted to such employee, those awards would vest on a pro rata basis

•	For any Performance-Based Restricted Share Units granted on or after February 1, 2008, those awards would vest on a pro rata basis assuming the performance metrics were achieved for the fiscal years completed prior to the termination of employment; if no fiscal years were completed, then the awards would vest on a pro rata basis

Termination resulting from Death (“Scenario 4” in the Table below)

•	For Messrs. MacFarlane, Hextall, Ochi and Samuels, all benefits provided under the Company’s standard Life Insurance policy applicable to all U.S.-based employees (which would equal two times the employee’s then base salary)

•	For Mr. Hextall, an additional amount equal to six times his base salary under a life insurance policy funded by the Company

•	For Mr. Wessels, an additional amount equal to seven times his base salary under a life insurance policy funded by the Company

•	For any Restricted Share Units granted to such employee, those awards would vest on a pro rata basis

•	For any Performance-Based Restricted Share Units granted on or after February 1, 2008, those awards would vest on a pro rata basis assuming the performance metrics were achieved for the fiscal years completed prior to the termination of employment; if no fiscal years were completed, then the awards would vest on a pro rata basis

Change in Control (“Scenario 5” in the Table below)

•	For any Restricted Share Units granted to such employee prior to February 1, 2007, those awards would vest on a pro rata basis upon the occurrence of any change in control (as defined in each executive’s employment agreement). If the employee is subsequently terminated within 12 months of the change in control, the employee is entitled to an additional 12 months of vesting.

•	With respect to Messrs. MacFarlane and Wessels, to the extent they remain employed by the Company following the one year anniversary of the change in control, each is entitled to voluntarily resign and receive 24 months salary as severance.

Termination during the first 12 months following a Change in Control (including the termination by employee for “Good Reason” (as defined in such employee’s employment agreement)) (“Scenario 6” in the Table below)

•	24 months severance, payable in 24 monthly installments with respect to Messrs. Hextall, Ochi or Samuels and payable in a lump sum within thirty days after termination with respect to Mr. MacFarlane or Mr. Wessels (conditioned on the signing of a standard release and waiver)

•	For any Restricted Share Units granted to such employee after February 1, 2007, those awards would fully vest on the date of termination

•	For any Performance-Based Restricted Share Units granted to such employee after February 1, 2008, those awards would fully vest on the date of termination, but only if the relevant performance metrics were achieved for the fiscal years completed prior to the termination of employment; if no fiscal years were completed, then the awards would not vest

•	For any Restricted Share Units granted prior to February 1, 2007, see the heading entitled “Change in Control” above

•	For any stock option granted to such employee, the Board of Directors has the right to accelerate all or a portion of the award

Definitions of “Change of Control” and “Good Reason”

Change of Control.  The 2004 Long Term Incentive Plan and each of the executives’ employment agreements contain a substantially similar definition of “Change of Control,” which occurs if:

•	There is a sale, transfer or disposition of all or substantially all of the assets and property of the Company;

•	Any “person” is or becomes the “beneficial owner,” directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then-outstanding securities (excluding acquisitions of securities directly from the Company or by employee benefit plans sponsored or maintained by the Company or its controlled entities);

•	During any period of two (2) consecutive years during the term of the employment agreement, individuals who at the beginning of such period constitute the Board of Directors of the Company cease to constitute at least a majority thereof, unless the election of each director who is not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

•	The Company is dissolved or liquidated, or a merger, reorganization or consolidation of the Company occurs in which the former holders of the Company’s securities own less than 50% of the combined voting power of the surviving entity.

Good Reason.  Under their respective employment agreements, each of Messrs. MacFarlane and Wessels has “Good Reason” to resign following a Change of Control or otherwise if the Company reduces his duties and responsibilities resulting in a material, adverse reduction in his position, authority or responsibilities, or breaches any material terms of the employment agreement and fails to cure the breach after written notice and a cure period.

Under their respective employment agreements, each of Messrs. Hextall, Ochi and Samuels has “Good Reason” to resign following a Change of Control if (i) the Company relocates him to a location that is outside a radius of two hundred fifty miles from the location where he was based just prior to the Change of Control, or (ii) the Company reduces his duties and responsibilities resulting in a material adverse reduction in his position, authority or responsibilities and fails to cure the breach after written notice and a cure period.

The following table quantifies the amounts payable to each Named Executive Officer under the scenarios described above. In the case of Messrs. MacFarlane and Wessels, they are deemed to be entitled to receive their regular annual salaries in cash for purposes of Scenarios 1, 2 and 6 in the table below, notwithstanding their agreements to receive options in lieu of such salaries. For the purposes of determining the value of any equity-based compensation, we have assumed that the relevant triggering event took place on January 31, 2008, the last day of fiscal 2008, and that the Company’s stock is valued at $18.70, the closing price on such date. As of April 30, 2008, the closing price of the Company’s stock was $21.98. We have not included any equity-based compensation issued after January 31, 2008, which is described in the section above entitled “Executive Compensation Paid and Awarded in Fiscal 2008 and Fiscal 2009”.

		Value of
	Cash	Accelerated
	Severance	Equity
Executive Officers	Payment	Awards	Other Benefits		Total Benefits

Roger I. MacFarlane
• Scenario 1	$525,000	$21,750	$—		$546,750
• Scenario 2	525,000	—	—		525,000
• Scenario 3	—	152,395	240,000	(2)	392,395
• Scenario 4	—	152,395	1,050,000	(3)	1,202,395
• Scenario 5	—	152,395	—	(4)	152,395
• Scenario 6	1,050,000	303,414	—		1,353,414

			Value of
	Cash		Accelerated
	Severance		Equity
Executive Officers	Payment		Awards	Other Benefits		Total Benefits

John Hextall
• Scenario 1	225,000	(1)	—	43,721		268,721
• Scenario 2	—		—	—		—
• Scenario 3	—		584,414	1,590,000	(2)	2,174,414
• Scenario 4	—		584,414	3,600,000	(3)	4,184,414
• Scenario 5	—		584,414	—		584,414
• Scenario 6	900,000		812,386	—		1,712,386
Matthys J. Wessels
• Scenario 1	256,808		21,750	—		278,558
• Scenario 2	256,808		—	—		256,808
• Scenario 3	—		152,395	433,364	(2)	585,759
• Scenario 4	—		152,395	1,797,656	(3)	1,950,051
• Scenario 5	—		152,395	—	(4)	152,395
• Scenario 6	513,616		303,414	—		817,030
Gene Ochi • Scenario 1	175,000	(1)	27,203	—		202,203
• Scenario 2	—		—	—		—
• Scenario 3	—		436,359	800,000	(2)	1,236,359
• Scenario 4	—		436,359	700,000	(3)	1,136,359
• Scenario 5	—		436,359	—		436,359
• Scenario 6	700,000		578,204	—		1,278,204
Lawrence Samuels • Scenario 1	175,000	(1)	27,203	—		202,203
• Scenario 2	—		—	—		—
• Scenario 3	—		402,745	1,640,000	(2)	2,042,745
• Scenario 4	—		402,745	700,000	(3)	1,102,745
• Scenario 5	—		402,745	—		402,745
• Scenario 6	700,000		544,590	—		1,244,590

(1)	Represents the cash severance payable, but does not include amounts payable for the required 6 month notice period.

(2)	Except with respect to Mr. Wessels, represents the total value payable to such executive under the Company’s standard long-term disability policy applicable to all U.S.-based employees (which would equal 60% of base salary per month up to a maximum of $10,000/month until the employee reaches the age of 65). This payout assumes that such executive is paid $10,000 per month for the period of time from his age as of January 31, 2008 through the age of 65. With respect to Mr. Wessels, he is entitled to an annual payment equal to 75% of his base salary, payable monthly, until he reaches the age of 65. None of these amounts have been discounted to their net present value.

(3)	Except with respect to Mr. Wessels and Mr. Hextall, represents the total value payable to such executive under the Company’s standard life insurance policy applicable to all U.S.-based employees (which would equal two times the employee’s then base salary). With respect to Mr. Wessels, under a benefit plan funded by the Company in South Africa, he is entitled to a payment equal to seven times his base salary. The Company paid $22,963 to this plan in fiscal 2008. With respect to Mr. Hextall, he is entitled to the standard life insurance benefits applicable to all U.S.-based employees, plus an additional life insurance policy funded by the Company that entitles him to a payment equal to six times his base salary. The Company paid $11,258 in life insurance premiums under this supplemental policy in fiscal 2008.

(4)	With respect to Messrs. MacFarlane and Wessels, to the extent they remain employed by the Company following the one year anniversary of the change in control, each is entitled to voluntarily resign and receive 24 months salary as severance. Because these amounts are contingent, we have not included them.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Company’s Board of Directors currently consists of Messrs. Rosenzweig, who chairs the committee, Belchers, Level and Stubbings. None of these individuals was an officer or employee of the Company or any of its subsidiaries at any time during fiscal 2008, and none has ever served as an officer of the Company or any of its subsidiaries and none has had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K of the Securities Exchange Act. No executive officer of the Company served during fiscal 2008 as a member of a compensation committee or director of another entity, one of whose executive officers serves on the Compensation Committee or as a director of the Company. Our Compensation Committee is responsible for making determinations regarding salaries, bonuses, equity-based compensation awards and other compensation for the Company’s chief executive officer and other senior executives.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Relationship of the Company with Independent Registered Public Accountants

Deloitte & Touche LLP (“Deloitte”) served as the Company’s independent registered public accountants in fiscal 2008. Fees for professional services provided by Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates in fiscal years 2008 and 2007 were as follows:

	FY2008	FY2007

Audit Fees(1)	$6,891,000	$5,816,000
Audit-Related Fees(2)	—	30,000
Tax Fees(3)	258,000	239,000
All Other Fees	42,000	4,000

Total	$7,191,000	$6,089,000

(1)	Audit fees principally reflect fees associated with the audit of the Company’s consolidated annual financial statements and review of the Company’s consolidated interim financial statements included in the Company’s filings and submissions to the SEC, in addition to the audits of subsidiaries financial statements required for statutory purposes. Audit fees include the audit of the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley 404”).

(2)	For fiscal 2007, audit-related fees include $30,000 for employee benefit plan audits.

(3)	Includes fees for tax compliance, tax advice and tax planning.

The Audit Committee pre-approved all services described above for fiscal 2008, including non-audit services, and has determined that these fees and services are compatible with maintaining the independence of Deloitte. The Audit Committee requires that the services provided by Deloitte be pre-approved by the Audit Committee.

Report of the Audit Committee

The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the Company’s independent registered public accountants. The Audit Committee has selected Deloitte as the Company’s registered public accountants for the fiscal year ending January 31, 2009, and has recommended to the Board of Directors that such selection be submitted to the Company’s shareholders for ratification.

The Company’s management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Company’s internal control over financial reporting. Deloitte is responsible for performing an audit of those financial statements and internal control over financial reporting and issuing reports thereon. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting. The members of the Audit Committee are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and Deloitte.

In this context, the Audit Committee has met and held discussions with the Company’s management, the Company’s internal auditors and Deloitte with respect to our audited consolidated financial statements for fiscal 2008 and related matters. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. We met with the internal auditors and Deloitte, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Audit Committee has discussed with Deloitte matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended or supplemented. In addition, Deloitte provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and represented that it is independent from the Company. We discussed with Deloitte its views as to Deloitte’s independence from the Company and the Company’s management. When considering Deloitte’s independence, we considered whether the provision of non-audit services was compatible with maintaining Deloitte’s independence.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above, we recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended January 31, 2008 be included in the Company’s Annual Report on Form 10-K.

Submitted by the Audit Committee:

Leon J. Level, Chairman
C. John Langley, Jr.
Allan M. Rosenzweig

The above report shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(PROPOSAL 2)

The Audit Committee has selected Deloitte to act as independent registered public accountants for the fiscal year ending January 31, 2009. The Board is submitting the appointment of independent registered public accountants to the shareholders for ratification at the Annual Meeting. Deloitte has served as independent registered public accountants for the Company since 1993. Deloitte has advised the Company that it has no direct or indirect financial interest in the Company. Representatives of Deloitte are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Shareholder ratification of the appointment of Deloitte as the Company’s independent registered public accountants is not required by the Company’s Amended and Restated Articles of Association or otherwise. However, the Board of Directors is submitting the selection of Deloitte to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will consider whether or not to retain Deloitte for the fiscal year ending January 31, 2010. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Ratification of the appointment of Deloitte as the Company’s independent registered public accountants requires the affirmative vote of a majority of the Ordinary Shares present in person or by proxy at the Annual Meeting and voting on the proposal.

The Board of Directors recommends a vote “for” the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountants of the Company for the fiscal year ending January 31, 2009, and unless otherwise directed in the accompanying proxy, the persons named therein will vote for such ratification.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Pursuant to our Audit Committee’s charter and as required by Nasdaq Rules, our Audit Committee or a comparable independent body of our Board of Directors is responsible for reviewing and approving related party transactions (as that term is defined in the SEC regulations). We are not aware of any related party transactions entered into during fiscal 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by the Company and written representations received from the Company’s directors and officers, the Company believes that all reports required to be filed under Section 16(a) were filed on a timely basis for the fiscal year ended January 31, 2008.

SUBMISSION OF SHAREHOLDER PROPOSALS
AND DIRECTOR NOMINATIONS FOR THE 2009 ANNUAL MEETING

Nominations for Directors for the 2009 Annual Meeting

No person will be eligible for election as a director unless nominated in accordance with the provisions of the Nomination Procedures. Nominations of persons for election to the Board of Directors shall be made only at a meeting of shareholders and only (a) by or at the direction of the Board of Directors or (b) by a shareholder entitled to vote for the election of directors who complies with the Nomination Procedures.

Nominations by shareholders must be made in writing to the Secretary of the Company and must comply with all of the applicable requirements contained in our Articles of Association. Under the Nomination Procedures currently in effect, to be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting; provided, however, that in the event that the date of the annual meeting changes by more than 30 days from such anniversary date, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which public disclosure is first made of the date of the annual meeting. Any adjournment or postponement of the original meeting whereby the meeting will reconvene within 30 days from the original date shall be deemed for the purposes of this notice to be a continuation of the original meeting and no nominations by a shareholder of persons to be elected directors of the Company may be made at any such reconvened meeting unless pursuant to a notice which was timely for the meeting on the date originally scheduled. Therefore, in order to be timely for the 2009 annual meeting, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not earlier than March 11, 2009 and not later than April 10, 2009. If you would like a copy of the requirements for nominations by shareholders contained in our Articles of Association, please direct your request in writing to UTi Worldwide Inc., c/o UTi, Services, Inc., 100 Oceangate Boulevard, Suite 1500, Long Beach, CA 90802, USA, attention: Lance E. D’Amico.

Shareholder Proposals for the 2009 Annual Meeting

Under the terms of the Proposal Procedures, to be properly brought at an annual meeting, business must be (a) by or at the direction of the Chairman of the Board of Directors or (b) by any shareholder who is a holder of record on the record date for such meeting and who complies with the Proposal Procedures.

If you want us to consider including a proposal in the Company’s proxy materials relating to the annual meeting of shareholders to be held in the year 2009, you must submit such proposal to the Company no later than January 12, 2009. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, we will include it in the proxy statement and set it forth on the form of proxy issued for such annual meeting of shareholders. You should direct any such shareholder proposals to the attention of the Secretary of the Company at UTi Worldwide Inc., c/o UTi, Services, Inc., 100 Oceangate Boulevard, Suite 1500, Long Beach, CA 90802, USA.

In order to comply with the Proposal Procedures currently in effect, a shareholder must deliver a written notice regarding the proposal to the Secretary of the Company at the Company’s principal executive offices and meet all of the applicable requirements contained in our Articles of Association.

Under the Proposal Procedures, a shareholder’s notice must be delivered to or mailed and received by us not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting; provided, however, that in the event that the date of the annual meeting changes by more than 30 days from such anniversary date, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the day on which public disclosure is first made of the date of the annual meeting. Therefore, in order to be timely for the 2009 annual meeting, a shareholder’s notice regarding a proposal not to be included in the Company’s proxy materials must be delivered to or mailed and received at our principal executive offices not earlier than March 11, 2009 and not later than April 10, 2009. If you would like a copy of the requirements for shareholder proposals contained in our Articles of Association, please direct you request to UTi Worldwide Inc., c/o UTi, Services, Inc., 100 Oceangate Boulevard, Suite 1500, Long Beach, CA 90802, USA.

ANNUAL REPORT

You may obtain, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2008, including the financial statements and the financial statement schedules required to be filed with the SEC pursuant to Rule 13a-1 of the Exchange Act. You may also obtain copies of exhibits to the Form 10-K, but we will charge a reasonable fee to shareholders requesting such exhibits. You should direct your request in writing to UTi Worldwide Inc., c/o UTi, Services, Inc., 100 Oceangate Boulevard, Suite 1500, Long Beach, CA 90802, USA, attention: Lance E. D’Amico, Secretary.

OTHER MATTERS

The Board of Directors does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Shareholders. If other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

By Order of the Board of Directors,

Lance D’Amico
Secretary

Long Beach, California
May 12, 2008

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m. central Time, on June 9, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message. UTi’s Proxy Statement and Annual Report are available on-line at www.envisionreports.com/UTIW

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR the nominee listed and FOR Proposal 2.

1.	Election of Class “B” Director:	For	Withhold	+
	01 – Leon J. Level	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accountants of the Company.	☐	☐	☐	3.	The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

B Non-Voting Items
Change of Address — Please print your new address below.	Meeting Attendance	☐
Mark box to the right if you plan to attend the Annual Meeting.
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please date this proxy, sign exactly as your name appears hereon and return this proxy promptly using the enclosed envelope. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If there is more than one trustee, all should sign. All joint owners should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — UTi Worldwide Inc.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS OF UTi WORLDWIDE INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UTi WORLDWIDE INC. AND MAY BE REVOKED PRIOR TO ITS EXERCISE
The undersigned shareholder of UTi Worldwide Inc. (the “Company”) hereby revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held June 9, 2008 and proxy statement, and appoints Roger I. MacFarlane, Matthys J. Wessels and Lance E. D’Amico, or any of them, acting singly, as proxies and attorneys-in-fact, each with full power of substitution, for and in the name of the undersigned, to represent and vote all ordinary shares of the Company that the undersigned is entitled to vote, either on the undersigned’s behalf or on behalf of any other entity or entities, at the Annual Meeting of Shareholders to be held on Monday, June 9, 2008 at 9:00 a.m. (California time) at 100 Oceangate Boulevard, Suite 1500, Long Beach, California 90802, USA, and at any adjournment(s) and postponement(s) thereof, on all matters coming before meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 ON THE REVERSE SIDE. IN ADDITION, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE PROXIES’ DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF. IN THE EVENT THE NOMINEE FOR DIRECTOR LISTED IN PROPOSAL 1 ON THE REVERSE SIDE IS UNABLE TO OR DECLINES TO SERVE AS A DIRECTOR AT THE TIME OF THE ANNUAL MEETING, THIS PROXY WILL BE VOTED FOR THE ELECTION OF SUCH PERSON AS MAY BE DESIGNATED BY THE COMPANY’S BOARD OF DIRECTORS, IF ANY.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.
(CONTINUED AND TO BE VOTED, SIGNED AND DATED ON THE REVERSE SIDE.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	UTi’s Proxy Statement and Annual Report are available on-line at www.envisionreports.com/UTIW

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the nominee listed and FOR Proposal 2.

1.	Election of Class “B” Director:	For	Withhold	+
	01 – Leon J. Level	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accountants of the Company.	☐	☐	☐	3.	The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date this proxy, sign exactly as your name appears hereon and return this proxy promptly using the enclosed envelope. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If there is more than one trustee, all should sign. All joint owners should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

	1 U P X	0 1 3 6 2 6 2
■			+

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — UTi Worldwide Inc.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS OF UTi WORLDWIDE INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UTi WORLDWIDE
INC. AND MAY BE REVOKED PRIOR TO ITS EXERCISE
The undersigned shareholder of UTi Worldwide Inc. (the “Company”) hereby revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held June 9, 2008 and proxy statement, and appoints Roger I. MacFarlane, Matthys J. Wessels and Lance E. D’Amico, or any of them, acting singly, as proxies and attorneys-in-fact, each with full power of substitution, for and in the name of the undersigned, to represent and vote all ordinary shares of the Company that the undersigned is entitled to vote, either on the undersigned’s behalf or on behalf of any other entity or entities, at the Annual Meeting of Shareholders to be held on Monday, June 9, 2008 at 9:00 a.m. (California time) at 100 Oceangate Boulevard, Suite 1500, Long Beach, California 90802, USA, and at any adjournment(s) and postponement(s) thereof, on all matters coming before meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 ON THE REVERSE SIDE. IN ADDITION, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE PROXIES’ DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF. IN THE EVENT THE NOMINEE FOR DIRECTOR LISTED IN PROPOSAL 1 ON THE REVERSE SIDE IS UNABLE TO OR DECLINES TO SERVE AS A DIRECTOR AT THE TIME OF THE ANNUAL MEETING, THIS PROXY WILL BE VOTED FOR THE ELECTION OF SUCH PERSON AS MAY BE DESIGNATED BY THE COMPANY’S BOARD OF DIRECTORS, IF ANY.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.
(CONTINUED AND TO BE VOTED, SIGNED AND DATED ON THE REVERSE SIDE.)

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 9, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message. UTi’s Proxy Statement and Annual Report are available online at www.envisionreports.com/UTIW

Annual Meeting Proxy Card — ESPP	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR the nominee listed and FOR Proposal 2.

1.	Election of Class “B” Director:	For	Withhold	+
	01 – Leon J. Level	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accountants of the Company.	☐	☐	☐	3.	The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

B Non-Voting Items
Change of Address — Please print your new address below.	Meeting Attendance	☐
Mark box to the right if you plan to attend the Annual Meeting.
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please date this proxy, sign exactly as your name appears hereon and return this proxy promptly using the enclosed envelope. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If there is more than one trustee, all should sign. All joint owners should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — UTi Worldwide Inc.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS OF UTi WORLDWIDE INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UTi WORLDWIDE INC. AND MAY BE REVOKED PRIOR TO ITS EXERCISE
The undersigned shareholder of UTi Worldwide Inc. (the “Company”) hereby revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held June 9, 2008 and proxy statement, and appoints Roger I. MacFarlane, Matthys J. Wessels and Lance E. D’Amico, or any of them, acting singly, as proxies and attorneys-in-fact, each with full power of substitution, for and in the name of the undersigned, to represent and vote all ordinary shares of the Company that the undersigned is entitled to vote, either on the undersigned’s behalf or on behalf of any other entity or entities, at the Annual Meeting of Shareholders to be held on Monday, June 9, 2008 at 9:00 a.m. (California time) at 100 Oceangate Boulevard, Suite 1500, Long Beach, California 90802, USA, and at any adjournment(s) and postponement(s) thereof, on all matters coming before meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 ON THE REVERSE SIDE. IN ADDITION, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE PROXIES’ DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF. IN THE EVENT THE NOMINEE FOR DIRECTOR LISTED IN PROPOSAL 1 ON THE REVERSE SIDE IS UNABLE TO OR DECLINES TO SERVE AS A DIRECTOR AT THE TIME OF THE ANNUAL MEETING, THIS PROXY WILL BE VOTED FOR THE ELECTION OF SUCH PERSON AS MAY BE DESIGNATED BY THE COMPANY’S BOARD OF DIRECTORS, IF ANY.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.
(CONTINUED AND TO BE VOTED, SIGNED AND DATED ON THE REVERSE SIDE.)